Exhibit 2.1

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NICE SYSTEMS, INC.,

NICE ACQUISITION SUB, INC.,

MATTERSIGHT CORPORATION

and, solely for purposes of Section 8.16,

NICE LTD.

Dated as of April 25, 2018

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

ANNEXES

Annex A	Certain Defined Terms

Annex B	Offer Conditions

-iii-

INDEX OF DEFINED TERMS

Term	Section Reference
401(k) Termination Date	6.9(a)
Acceptable Confidentiality Agreement	Annex A
Acceptance Time	1.1(f)
Acquisition Proposal	Annex A
Acquisition Sub	Preamble
Acquisition Transaction	Annex A
Affiliate	Annex A
Agreement	Preamble
Antitrust Law	Annex A
Arrangements	6.10
Assets	3.14
Business Day	Annex A
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Capitalization Representation	Annex B
Certificate of Designation	Annex A
Certificate of Merger	2.2
Certificates	2.8(c)(i)
CFIUS	Annex A
CFIUS Clearance	Annex A
CFIUS Turndown	6.2(b)
Change or Changes	Annex A
CIBC Bank	Annex A
CIBC Bank Debt	Annex A
Closing	2.3
Closing Date	2.3
Code	Annex A
Collective Bargaining Agreement	3.18(b)
Common Offer Price	Recitals
Company	Preamble
Company Balance Sheet	Annex A
Company Balance Sheet Date	Annex A
Company Board	Annex A
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.3(a)
Company Capital Stock	Annex A
Company Common Stock	Recitals
Company Compensation Committee	6.10
Company Data	Annex A
Company Disclosure Letter	Article III
Company ESPP	Annex A
Company Information Technology Assets	Annex A
Company Intellectual Property Rights	Annex A
Company Material Adverse Effect	Annex A
Company Options	Annex A
Company Registered Intellectual Property Rights	3.15(a)

-iv-

INDEX OF DEFINED TERMS

Continued

Term	Section Reference
Company Restricted Stock Awards	Annex A
Company SEC Reports	3.8
Company Securities	3.6(d)
Company Series B Preferred Stock	Recitals
Company Stock Plans	Annex A
Company Stockholders	Annex A
Company Unregistered Intellectual Property Rights	3.15(a)
Company Unvested Restricted Stock Award	Annex A
Company Vested Restricted Stock Award	Annex A
Company Warrants	Annex A
Confidential Information	Annex A
Confidentiality Agreement	8.6
Consent	3.5
Continuing Employee	6.9(b)
Contract	Annex A
Contributor	3.15(c)
Converted Restricted Stock Award	2.7(f)(ii)
Covered Securityholders	6.10
D&O Insurance	6.8(c)
Delaware Law	Annex A
Depositary Agent	2.8(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DOJ	Annex A
DOL	Annex A
DPA	Annex A
Effective Time	2.2
Employee Plan	3.17(a)
Employment Compensation Arrangement	6.10
Enforceability Limitations	3.2
Environmental Law	Annex A
Environmental Permits	Annex A
ERISA	Annex A
Exchange Act	Annex A
Exchange Fund	2.8(b)
Exchange Ratio	Annex A
Expiration Date	1.1(e)(i)
Extension Deadline	1.1(e)(iii)
Final Purchase	2.7(g)
FTC	Annex A
Fundamental Representations	Annex B
GAAP	Annex A
GDPR	3.15(i)(vi)
Governmental Authority	Annex A
Guarantee	8.16(a)
Guarantor	Recitals
Guarantor ADS Value	Annex A
Guarantor ADSs	Annex A

-v-

INDEX OF DEFINED TERMS

Continued

Term	Section Reference
Guarantor Ordinary Shares	Annex A
Hazardous Materials	Annex A
HSR Act	Annex A
Inbound IP Contract	3.15(b)
Indebtedness	Annex A
Indemnified Persons	6.8(a)
Information Laws	Annex A
Initial Expiration Date	1.1(e)(i)
Intellectual Property Rights	Annex A
Intervening Event	Annex A
Intervening Event Notice	6.3(a)(ii)
Inventions	Annex A
IRS	Annex A
Knowledge	Annex A
Law	Annex A
Leased Real Property	3.13(b)
Leases	3.13(b)
Legal Proceeding	Annex A
Lien	Annex A
Material Contract	3.12(a)
Material Customer	3.30
Material Supplier	3.30
Maximum Annual Premium	6.8(c)
Merger	Recitals
Merger Consideration	2.7(a)(i)
Minimum Condition	Annex B
Nasdaq	Annex A
Offer	Recitals
Offer Commencement Date	1.1(a)
Offer Conditions	1.1(b)
Offer Documents	1.1(g)(i)
Offer to Purchase	1.1(a)
Open Source Software	Annex A
Option Consideration	2.7(e)
Order	Annex A
Outbound IP Contract	3.15(b)
Parent	Preamble
Parent Benefit Plan	6.9(c)
Payment Agent	2.8(a)
Permits	3.19
Permitted Liens	Annex A
Person	Annex A
Personal Information	Annex A
Preferred Offer Price	Recitals
Process	Annex A
Proposal Amendment Notice	6.3(a)(i)
Qualified Employee Plan	3.17(d)
Registered Intellectual Property Rights	Annex A

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INDEX OF DEFINED TERMS

Continued

Term	Section Reference
Release	Annex A
Representatives	5.2(b)
Sarbanes-Oxley Act	Annex A
Schedule TO	1.1(g)(i)
Schedule 14D-9	1.2(b)
SEC	Annex A
Second Request	6.2(c)
Second Request Notification	6.2(c)
Securities Act	Annex A
Security Breach	3.15(i)(v)
Security Breach	3.15(i)(v)
Stockholder List Date	1.2(c)
Subsidiary	Annex A
Subsidiary Securities	3.7(c)
Superior Proposal	Annex A
Superior Proposal Notice	6.3(a)(i)
Surviving Corporation	2.1
Tax	Annex A
Tax Returns	Annex A
Technology	Annex A
Tender and Support Agreements	Recitals
Termination Date	7.1(b)
Termination Fee	7.3(b)(i)
Trademarks	Annex A
Uncertificated Shares	2.8(c)(i)
Warrant Merger Consideration	2.7(d)
Works of Authorship	Annex A

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 25, 2018 by and among NICE Systems, Inc., a Delaware corporation (“Parent”), NICE Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), Mattersight Corporation, a Delaware corporation (the “Company”), and, solely for purposes of Section 8.16, NICE Ltd., a company organized under the laws of the State of Israel (“Guarantor”).

RECITALS

WHEREAS, the Company’s outstanding capital stock consists of shares of common stock, par value $0.01 per share (the “Company Common Stock”), and shares of 7% Series B Convertible Preferred Stock, par value $0.01 per share (the “Company Series B Preferred Stock”);

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire (i) all of the outstanding shares of Company Common Stock, other than Cancelled Company Shares, at a price of $2.70 per share, net to the holder thereof in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.8(e) (such amount, or any higher amount per share that may be paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(d), being hereinafter referred to as the “Common Offer Price”) and (ii) all of the outstanding shares of Company Series B Preferred Stock, other than Cancelled Company Shares, at a price of $7.80 per share, plus accrued and unpaid dividends payable thereon, if any, as of immediately prior to the Effective Time, net to the holder thereof in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.8(e) (such amount, or any higher amount per share that may be paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(d), being hereinafter referred to as the “Preferred Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Company Common Stock and Company Series B Preferred Stock that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price or Preferred Offer Price, as applicable, and the Company will survive the Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iv) agreed that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the holders of shares of Company Common Stock and Company Series B Preferred Stock accept the Offer and tender their shares of Company Common Stock and Company Series B Preferred Stock to Acquisition Sub pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of each of Parent and Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, as a condition and inducement to Parent and Acquisition Sub entering into this Agreement, certain individuals and entities, in their capacity as stockholders of the Company, have concurrently herewith entered into a Tender and Support Agreement (collectively, the “Tender and Support Agreements”) in connection with the Offer and the Merger;

WHEREAS, as a condition and inducement to Parent and Acquisition Sub entering into this Agreement, Kelly D. Conway, in his capacity as a stockholder of the Company, has concurrently herewith entered into a Non-Competition Agreement in connection with the Offer and the Merger; and

WHEREAS, each of Parent, Acquisition Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of Parent, Acquisition Sub and the Company hereby agrees as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Offer Commencement. Provided that this Agreement shall not have been terminated in accordance with Article VII, and subject to the Offer Conditions, as promptly as practicable after the date of this Agreement (but in no event more than ten (10) Business Days thereafter, subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(g) and 1.2(c)), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer (the date on which Acquisition Sub commences (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer referred to herein as the “Offer Commencement Date”) to (i) purchase all of the shares of Company Common Stock at a price per share equal to the Common Offer Price and (ii) purchase all of the shares of Company Series B Preferred Stock at a price per share equal to the Preferred Offer Price, in each case, subject to the terms of Section 1.1(d). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement, including the Offer Conditions. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.

(b) Offer Conditions. The obligation of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock and Company Series B Preferred Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the conditions set forth on Annex B (collectively, the “Offer Conditions”) (without limiting the right of Parent or Acquisition Sub to terminate, extend or modify the Offer in accordance with the terms of this Agreement). Subject to the satisfaction, or waiver by Parent or Acquisition Sub, of each of the Offer Conditions, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock and Company Series B Preferred Stock validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the Expiration Date.

(c) Waivers. Acquisition Sub expressly reserves the right in its sole discretion to waive any of the Offer Conditions and to make any change in the terms of the Offer or the Offer Conditions; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to):

(i) waive the Minimum Condition, the condition set forth in Section (ii) of Annex B or the condition set forth in Section (iii)(A) of Annex B; and

(ii) make any change in the terms of the Offer or the Offer Conditions that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Common Offer Price or the Preferred Offer Price or the number of shares of Company Common Stock or Company Series B Preferred Stock sought in the Offer, (C) increases the Common Offer Price unless Acquisition Sub also increases the Preferred Offer Price by the same amount as the increase of the Common Offer Price, (D) extends the Offer, other than in a manner required by the provisions of Section 1.1(e), (E) imposes conditions to the Offer other than the Offer Conditions, (F) modifies the conditions set forth in this Agreement, (G) amends any other term of the Offer or Offer Condition in any manner that is, or would reasonably be expected to be, adverse to the holders of shares of Company Common Stock or Company Series B Preferred Stock or (H) would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d) Adjustments to the Offer Prices. The Common Offer Price and Preferred Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Series B Preferred Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Company Series B Preferred Stock occurring on or after the date of this Agreement and prior to Acquisition Sub’s acceptance for payment of, and payment for, shares of Company Common Stock and Company Series B Preferred Stock that are tendered pursuant to the Offer, so as to provide Parent, Acquisition Sub and the holders of shares of Company Common Stock and Company Series B Preferred Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent and Acquisition Sub pursuant to this Agreement after giving effect to any such event exceed the amount that would have been payable pursuant to this Agreement had such event not occurred and (ii) nothing in this Section 1.1(d) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(e) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at one minute after 11:59 p.m., New York Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) after the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement, but subject to the parties’ respective termination rights under Article VII:

(A) Acquisition Sub shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, in any such case that is applicable to the Offer; and

(B) in the event that any of the Offer Conditions, including the Minimum Condition or any of the other Offer Conditions, are not satisfied or waived (if permitted hereunder) as of any then scheduled Expiration Date, Acquisition Sub shall extend the Offer for successive extension periods of ten (10) Business Days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of all Offer Conditions; provided, however, that in no event shall Acquisition Sub be required to extend the Offer on more than two (2) occasions (but may, in its sole discretion, elect to do so) in the event that each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived (if permitted hereunder) as of any then scheduled Expiration Date and the Minimum Condition shall not have been satisfied as of such scheduled Expiration Date.

(iii) Notwithstanding anything to the contrary contained in this Section 1.1(e), in no event shall Acquisition Sub: (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in compliance with Article VII and (y) the Termination Date (such earlier occurrence, the “Extension Deadline”); or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(iv) Neither Parent nor Acquisition Sub shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the provisions of Section 1.1(e)(ii) without the prior written consent of the Company.

(v) Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with Article VII, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(f) Payment for Shares of Company Common Stock and Company Series B Preferred Stock. On the terms and subject to conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment and pay for all shares of Company Common Stock and Company Series B Preferred Stock validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the Expiration Date (such time, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock and Company Series B Preferred Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any shares of Company Common Stock or Company Series B Preferred Stock if, as a result, Acquisition Sub would acquire less than the number of shares of Company Common Stock and Company Series B Preferred Stock necessary to satisfy the Minimum Condition. The Common Offer Price payable in respect of each share of Company Common Stock and the Preferred Offer Price payable in respect of each share of Company Series B Preferred Stock validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, without interest, subject to reduction for any applicable withholding Taxes payable in respect thereof.

(g) Schedule TO; Offer Documents. As soon as practicable on the Offer Commencement Date, Parent and Acquisition Sub shall:

(i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which Schedule TO shall contain as an exhibit or incorporate by reference the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all supplements and amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock and Company Series B Preferred Stock as and to the extent required by the Exchange Act.

Subject to the provisions of Section 6.3, the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 1.2. The Company shall promptly furnish in writing to Parent and Acquisition Sub and their outside legal counsel all information concerning the Company and its Subsidiaries and the Company Stockholders that is required by applicable Law or may be reasonably requested by Parent to be included in the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 1.1(g). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the

SEC or its staff or Nasdaq. Parent and Acquisition Sub shall provide the Company and its outside legal counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its outside legal counsel (it being understood that the Company and its outside legal counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its outside legal counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their outside legal counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its outside legal counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its outside legal counsel).

1.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date of this Agreement, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Company Stockholders;

(ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable, to enter into this Agreement;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

(iv) agreed that the Merger shall be effected under Section 251(h) of the DGCL; and

(v) resolved to make the Company Board Recommendation; provided, however, that the Company Board may effect a Company Board Recommendation Change in accordance with Section 6.3.

The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents, unless prior to filing the Offer Documents with the SEC the Company Board has effected a Company Board Recommendation Change in accordance with Section 6.3.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, to the extent reasonably practicable, concurrently with the filing by Parent and Acquisition Sub of the Schedule TO or as soon as practicable thereafter (and in any event within two (2) Business Days after the filing of the Schedule TO), a solicitation/recommendation statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), which shall include the fairness opinion of the Company’s financial advisor referenced in Section 3.26 and the notice and other information required by Section 262(d)(2) of the DGCL, and (ii) disseminate the Schedule 14D-9 to the Company Stockholders, including setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock and Company Series B Preferred Stock, together with the Offer Documents. Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws or may be reasonably requested by the Company to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or Nasdaq. The Company shall provide Parent, Acquisition Sub and their outside legal counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their outside legal counsel (it being understood that Parent, Acquisition Sub and their outside legal counsel shall provide any comments thereon as soon as reasonably practicable); provided, however, that the Company shall not be required to provide Parent, Acquisition Sub or their outside legal counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Company Board Recommendation Change. The Company shall provide in writing to Parent, Acquisition Sub and their outside legal counsel any comments or other communications, whether written or oral, the Company or its outside legal counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and the Company shall provide Parent, Acquisition Sub and their outside legal counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their outside legal counsel); provided, however, that the Company shall not be required to provide Parent, Acquisition Sub or their outside legal counsel such opportunity to participate or review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Company Board Recommendation Change. Unless the Company Board has effected a Company Board Recommendation Change, the Company shall include the Company Board Recommendation in the Schedule 14D-9.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of shares of Company Common Stock and Company Series B Preferred Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock and Company Series B Preferred Stock, and lists of security positions of shares of Company Common Stock and Company Series B Preferred Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions) (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) calendar days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated in accordance with Article VII, and (B) Parent and Acquisition Sub shall withdraw the Offer, upon request by the Company, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company (or destroy) any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the shares of Company Common Stock and Company Series B Preferred Stock accepted for payment by Acquisition Sub effective immediately after the Acceptance Time.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and Section 251(h) of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”). The Merger shall be governed by Section 251(h) of the DGCL.

2.3 The Closing.

(a) Closing Date and Location. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at 10:00 a.m., New York Time, as promptly as practicable following the Acceptance Time, except if any of the conditions set forth in Section 2.3(b) shall not be satisfied or waived (to the extent permitted hereunder and by applicable Law), in which case no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder and by applicable Law) of the last to be satisfied or waived (to the extent permitted hereunder and by applicable Law) of the conditions set forth in Section 2.3(b) (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted hereunder and by applicable Law) of those conditions), by electronic exchange of the applicable closing deliverables, or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(b) Conditions to the Closing. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible hereunder and under applicable Law) at or prior to the Effective Time, of each of the following conditions:

(i) Purchase of Shares of Company Common Stock and Company Series B Preferred Stock. Acquisition Sub (or Parent on Acquisition Sub’s behalf) shall have accepted for payment all of the shares of Company Common Stock and Company Series B Preferred Stock validly tendered and not withdrawn pursuant to the Offer.

(ii) No Legal Prohibition. No Governmental Authority of competent jurisdiction in the United States shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (B) issued or granted any Order that is in effect and has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States.

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.8(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.8(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Mattersight Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.8(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.8(a)); provided, however, that at the Effective Time the bylaws of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Mattersight Corporation.”

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of Acquisition Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock, Warrants and Equity Awards.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock and Company Series B Preferred Stock. Each share of Company Common Stock and Company Series B Preferred Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Common Offer Price or Preferred Offer Price, as applicable (the “Merger Consideration”), without interest thereon, upon the surrender of Certificates or Uncertificated Shares, as applicable, in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Shares. Each share of Company Common Stock and Company Series B Preferred Stock (A) owned, directly or indirectly, by Parent, Acquisition Sub or the Company, or by any wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, or (B) held by the Company in the Company’s treasury, in each case, immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each Certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Series B Preferred Stock, but excluding, for the avoidance of doubt, the granting or other issuance of Company Options or Company Restricted Stock Awards in accordance with the terms of this Agreement), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock and Company Series B Preferred Stock occurring on or after the consummation of the Offer and prior to the Effective Time, so as to provide Parent, Acquisition Sub and the holders of shares of Company Common Stock and Company Series B Preferred Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent and Acquisition Sub pursuant to this Agreement after giving effect to any such event exceed the amount that would have been payable pursuant to this Agreement had such event not occurred and (ii) nothing in this Section 2.7(b) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock and Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock and Company Series B Preferred Stock, in each case, in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably withdrawn, lost or expired, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Series B Preferred Stock, as applicable, in the manner provided in Section 2.8.

(ii) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares, or agree to do any of the foregoing. Any portion of the aggregate Merger Consideration paid to the Payment Agent to pay for shares of Company Common Stock or Company Series B Preferred Stock that have become Dissenting Company Shares shall be returned to Parent upon demand.

(d) Company Warrants. Immediately prior to, and contingent upon the consummation of, the Closing, each Company Warrant that is unexercised shall be cancelled and represent the right to receive the following, (i) in the case of a Company Warrant having a per share exercise price less than the Common Offer Price, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, an amount in cash (without interest thereon and subject to any withholding Taxes required to be withheld by applicable Tax Laws in accordance with Section 2.8(e)) equal to the amount by which the Common Offer Price exceeds the per share exercise price of such Company Warrant, and Parent shall, or shall cause the Surviving Corporation to, pay to the holder of such Company Warrant such amount as soon as practicable after the Effective Time in accordance with Section 2.8(c) (the “Warrant Merger Consideration”), or (ii) in the case of any Company Warrant having a per share exercise price equal to or greater than the Common Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Warrant as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Warrant.

(e) Company Options. Each Company Option, whether vested or unvested, shall, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Acquisition Sub or the Company, be cancelled and converted into the right to receive cash, without interest and subject to any withholding Taxes required to be withheld by applicable Tax Laws in accordance with Section 2.8(e), in an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Common Offer Price over (B) the exercise price payable per share of Company Common Stock under such Company Option, which aggregate amount shall be rounded down to the nearest cent and paid in accordance with this Section 2.7(e) (the “Option Consideration”). Notwithstanding the foregoing, any Company Option that has an exercise price per share of Company Common Stock that is equal to or greater than the Common Offer Price shall be cancelled without consideration. As soon as reasonably practicable after the Effective Time (but in any event on or prior to the later of (1) 10 Business Days after the Effective Time and (2) the first regularly scheduled payroll date of the Surviving Corporation after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay the aggregate Option Consideration payable with respect to Company Options (net of any withholding Taxes required to be deducted and withheld by applicable Tax Laws in accordance with Section 2.8(e)).

(f) Company Restricted Stock Awards.

(i) Company Vested Restricted Stock Awards. Each share of Company Common Stock subject to a Company Vested Restricted Stock Award shall, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Acquisition Sub or the Company, be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price. Each holder of a Company Vested Restricted Stock Award may tender such shares of Company Common Stock subject to such Company Vested Restricted Stock Award pursuant to the Offer and any such shares of Company Common Stock subject to such Company Vested Restricted Stock Award shall be treated in the same manner as any other share of Company Common Stock.

(ii) Company Unvested Restricted Stock Awards. Each share of Company Common Stock subject to a Company Unvested Restricted Stock Award that is outstanding as of the Effective Time and held by a holder thereof holding less, in the aggregate, than 2,000 shares of Company Common Stock subject to Company Unvested Restricted Stock Awards shall, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Acquisition Sub or the Company, be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price. In the event that a holder of a Company Unvested Restricted Stock Award that is outstanding as of the Effective Time holds, in the aggregate, 2,000 or more shares of Company Common Stock subject to Company Unvested Restricted Stock Awards, then (x) 2,000 shares of Company Common Stock subject to such Company Unvested Restricted Stock Award(s) held by such holder shall, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Acquisition Sub or the Company, be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price and (y) the remainder of shares of Company Common Stock subject to such Company Unvested Restricted Stock Award(s) shall, as of the Effective Time, be assumed by Parent and converted into restricted Guarantor ADSs (such portion of each such Company Unvested Restricted Stock Award so assumed, a “Converted Restricted Stock Award”). Each Converted Restricted Stock Award will continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Unvested Restricted Stock Award immediately before the Effective Time (including vesting conditions), except that the number of shares of each Converted Restricted Stock Award will be that number of Guarantor ADSs equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the Converted Restricted Stock Award immediately before the Effective Time and (B) the Exchange Ratio.

(g) Employee Stock Purchase Plan. Effective as of no later than immediately preceding the Effective Time, the Company shall have terminated the Company ESPP. As soon as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company’s ESPP) shall adopt such resolutions with respect to the Company ESPP to provide that (i) no offering period will be commenced after the date of this Agreement, (ii) any offering period that is in effect as of the date of this Agreement shall be terminated effective as of the last day of the purchase period that is in effect as of the date of this Agreement or, if earlier, immediately prior to the Effective Time, (iii) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, immediately prior to the Effective Time (the “Final Purchase”), (iv) the Company ESPP shall terminate with such Final Purchase and no further purchase rights shall be granted under the Company ESPP thereafter, (v) each individual participating in the Company ESPP shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of this Agreement, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, and (vi) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement. All shares of Company Common Stock purchased in the Final Purchase shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(h) Implementation. The Company Board or a committee thereof shall pass resolutions to effect the transactions contemplated by Sections 2.7(d), 2.7(e), 2.7(f), and 2.7(g) under the Company Stock Plans, all Company Option agreements, all Company Restricted Stock Award agreements, and any other plan or arrangement of the Company.

2.8 Exchange of Certificates and Uncertificated Shares.

(a) Payment Agent. Prior to the Acceptance Time, Parent shall, at its sole cost and expense, select a bank or trust company to act as the agent (the “Depositary Agent”) for the Offer, and to act as payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Promptly after (and in any event no later than the third (3rd) Business Day after) the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Depositary Agent, for payment to the holders of shares of Company Common Stock and Company Series B Preferred Stock, the Common Offer Price or the Preferred Offer Price, as applicable, to which such holders become entitled under Section 1.1. At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to (i) the holders of shares of Company Common Stock and Company Series B Preferred Stock, as applicable, the Merger Consideration to which such holders become entitled under this Article II; and (ii) to the holders of Company Warrants, the Warrant Merger Consideration to which such holders become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation (at Parent’s election) and for income Tax purposes Parent or the Surviving Corporation, as applicable, shall be treated as having earned any interest and other income resulting from the investment of the Exchange Fund. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II.

(c) Payment Procedures.

(i) Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (A) (1) a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series B Preferred Stock and (2) book-entry security entitlements to, or other uncertificated shares of, Company Common Stock and Company Series B Preferred Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7; and (B) of a Company Warrant converted into the right to receive the Warrant Merger Consideration pursuant to Section 2.7, (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (y) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II (including instructions for providing to the Payment Agent a properly executed IRS Form W-9 or appropriate IRS Form W-8).

(ii) Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by Parent or the Payment Agent, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash (less any applicable withholding Taxes required to be withheld by applicable Tax Laws in accordance with Section 2.8(e)) equal to the applicable Merger Consideration for each share of Company Common Stock or Company Series B Preferred Stock formerly represented by such Certificates that was converted into the right to receive the Merger Consideration pursuant to Section 2.7, and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash (less any applicable withholding Taxes required to be withheld by applicable Tax Laws in accordance with Section 2.8(e)) equal to the applicable Merger Consideration for each share of Company Common Stock or Company Series B Preferred Stock formerly represented by such holder’s transferred Uncertificated Shares that was converted into the right to receive the Merger Consideration pursuant to Section 2.7, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.

(iii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, to the Payment Agent or to such other agent or agents as may be appointed by Parent, the holders of Company Warrants shall be entitled to receive in exchange for each Company Warrant an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the Warrant Merger Consideration.

(iv) The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8.

(v) Until so surrendered, (A) outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration and (B) outstanding Company Warrants shall be deemed from and after the Effective Time, to evidence only the right to receive the Warrant Merger Consideration, in each case, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock or Company Series B Preferred Stock or a Company Warrant is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration or Warrant Merger Consideration, as applicable, is to be paid in a name other than that in which the Certificates, Uncertificated Shares or Company Warrants, as applicable, surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration or Warrant Merger Consideration, as applicable, may be paid to a Person other than the Person in whose name the Certificate, Uncertificated Share or Company Warrant so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate, Uncertificated Share or Company Warrant is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration or Warrant Merger Consideration, as applicable, to a Person other than the registered holder of such Certificate, Uncertificated Share or Company Warrant, as applicable, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Series B Preferred Stock, Company Warrants, Company Options and Company Restricted Stock Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws; provided, however, if any withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and shall use commercially reasonable efforts to avoid such withholding obligation. To the extent that such amounts are so deducted, withheld and timely remitted to the applicable Governmental Authority in accordance with applicable Tax Laws, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock or Company Series B Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates, Uncertificated Shares or Company Warrants shall not have been exchanged prior to the date on which the related Merger Consideration or Warrant Merger Consideration, as applicable, would escheat to or become the property of any Governmental Authority, such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or Company Warrants on the date that is twelve (12) months after the Effective Time shall be delivered by the Payment Agent to Parent upon demand, and any holders of shares of Company Common Stock or Company Series B

Preferred Stock or Company Warrants that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates, Uncertificated Shares or Company Warrants, as applicable, representing such shares of Company Common Stock, Company Series B Preferred Stock or Company Warrants, as applicable, for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration or Warrant Merger Consideration, as applicable, payable in respect of the shares of Company Common Stock, Company Series B Preferred Stock or Company Warrants, as applicable, represented by such Certificates, Uncertificated Shares or Company Warrants, as applicable, solely to Parent (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Merger Consideration or Warrant Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Common Stock, Company Series B Preferred Stock or Company Warrants. From and after the Effective Time, all shares of Company Common Stock and Company Series B Preferred Stock and all Company Warrants shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Share theretofore representing any shares of Company Capital Stock, as applicable, or Company Warrant shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Warrant Merger Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration or Warrant Merger Consideration, as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock and Company Series B Preferred Stock and Company Warrants, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Series B Preferred Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or Company Warrants are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided that Parent may, in its reasonable discretion and as condition to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all Assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Surviving Corporation and Parent (in the name of Acquisition Sub) shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC by the Company and publicly available prior to the date of this Agreement (other than disclosures contained or referenced therein under the captions “Risk Factors” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); provided, that in no event shall any disclosure in any Company SEC Report qualify or limit the representations and warranties of the Company set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3 (No Vote Required), Section 3.4 (Non-Contravention), Section 3.6 (Company Capitalization), Section 3.7 (Subsidiaries) or Section 3.25 (Brokers), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and Assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent a complete and accurate copy of the Company’s certification of incorporation and bylaws and the Certificate of Designation, in each case as amended to the date of this Agreement. The Company is not in violation of any provision of its certificate of incorporation, bylaws or the Certificate of Designation.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Limitations”).

3.3 No Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single-class on an as-if converted to Company Common Stock basis is the only vote of the holders of any class or series of Company Capital Stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation, bylaws and Certificate of Designation to adopt this Agreement and consummate the Merger.

3.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or the Certificate of Designation, (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in the loss of a benefit under, or result in a right of termination, cancellation, amendment or acceleration under, or require any notice, consent, waiver or payment of a penalty under, any Material Contract, (c) assuming the Consents referred to in Section 3.5 are obtained or made, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or Assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have a Company Material Adverse Effect.

3.5 Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any Company Subsidiary in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of, the HSR Act, (d) filings with CFIUS related to obtaining CFIUS Clearance, and (e) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share, of the Company, of which 5,000,000 shares have been designated as the Company Series B Preferred Stock. As of the close of business in Chicago, Illinois on April 24, 2018 (such time and date, the “Capitalization Date”): (A) 33,307,647 shares of Company Common Stock were issued and outstanding (which includes shares of Company Common Stock subject to Company Restricted Stock Awards and shares of Company Common Stock held by the Company as treasury shares), (B) 1,637,786 shares of Company Series B Preferred Stock were issued and outstanding, and (C) 87,202 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock and Company Series B Preferred Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the Capitalization Date, there were 4,971,343 shares of Company Common Stock reserved for future issuance under the Company Stock Plans and 205,424 shares of Company Common Stock reserved for future issuance under the Company ESPP. As of the Capitalization Date, there were (i) outstanding Company Options to purchase 1,936,234 shares of Company Common Stock and (ii) outstanding Company Restricted Stock Awards covering 1,313,421 shares of Company Common Stock. Section 3.6(b)(i) of the Company Disclosure Letter sets forth, with respect to each outstanding Company Option as of the Capitalization Date, the name of the holder of such Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, the expiration date of such Company Option, the date on which such Company Option was granted, the vesting schedule for such Company Option, the Company Stock Plan under which such Company Option was granted and whether such Company Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 3.6(b)(ii) of the Company Disclosure Letter sets forth, with respect to each outstanding Company Restricted Stock Award as of the Capitalization Date, the name of the holder of such award, the number of shares of Company Common Stock subject to such award, the date of grant of such award, the Company Stock Plan under which such Company Restricted Stock Award was granted (if any) and the applicable vesting and/or settlement schedule.

(c) As of the Capitalization Date, there were 357,142 shares of Company Common Stock reserved for future issuance pursuant to the terms of outstanding Company Warrants. Section 3.6(b)) of the Company Disclosure Letter sets forth, with respect to each outstanding Company Warrant as of the Capitalization Date, the name of the holder of such Company Warrant, the number of shares of Company Common Stock issuable upon the exercise of such Company Warrant, the exercise price of such Company Warrant, the expiration date of such Company Warrant, and the date on which such Company Warrant was granted.

(d) Except as set forth in this Section 3.6, as of the Capitalization Date, (x) there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interest in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, or (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (y) there are no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(e) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

(f) No Company Securities are owned by any Subsidiary of the Company.

(g) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of capital stock of the Company on any matter.

(h) With respect to each grant of Company Options, Company Restricted Stock Awards and Company Warrants, (i) each such grant was made in accordance with the terms of the Company Stock Plan under which such award was granted and in all material respects in accordance with applicable Law (including rules of the Nasdaq), and (ii) each Company Option was granted with an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant.

(i) There are no stockholder agreements, voting trusts, investor rights agreements, registration rights agreements or other analogous agreements or understandings to which the Company is a party and that relate to any of the capital stock of the Company.

(j) The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Options and restricted stock award agreements evidencing outstanding Company Restricted Stock Awards, as well as copies of any award agreements for any outstanding awards under the Company Stock Plans.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any such jurisdiction, including those outside the United States), except where the failure to be in good standing has not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and Assets, except where the failure to have such power or authority has not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any such jurisdiction, including those outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except where such violations have not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner such business is conducted on the date of this Agreement.

(c) There are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(d) Except for securities in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security or right, or has any agreement or commitment to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise), in any Person.

(e) The Company has made available to Parent a complete and accurate copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, in each case as amended to the date of this Agreement. No Subsidiary of the Company is in violation of any provision of such organizational document.

3.8 Company SEC Reports. Since January 1, 2016, the Company has filed all forms, reports, and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date of this Agreement (all such forms, reports, and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. As of the date hereof, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC with respect to any of the Company SEC Reports. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, and the consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to ensure that (i) all information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Company and its Subsidiaries.

(d) Since January 1, 2015, neither the Company nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or any material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f) Since January 1, 2015, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(g) The Company and its Subsidiaries have in place a revenue recognition policy that is compliant in all material respects with GAAP, and as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports complied in all material respects with the applicable requirements of FASB ASC 606 – Revenue From Contracts With Customers.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) liabilities that would not have a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date of this Agreement, except for actions specifically taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Changes that would have a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b) if taken during the period from the date of this Agreement through the Acceptance Time without Parent’s consent.

3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their properties or Assets is bound, as of the date of this Agreement. For all purposes of and under this Agreement, a “Material Contract” means any of the following to which the Company or any of its Subsidiaries is a party or by which any properties or Assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract that contains (A) any restriction imposed upon the Company or any of its Subsidiaries not to engage in any line of business or to compete with any Person in any line of business or in any geographic area, or (B) any “most favored pricing” or “exclusivity” restriction imposed upon the Company or any of its Subsidiaries;

(iii) any Contract (A) relating to the future disposition or acquisition by the Company or any of its Subsidiaries other than in the ordinary course of business of assets whose value, in each case, is in excess of $100,000, (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, (C) constituting or governing a joint venture, limited liability company or partnership that involves a sharing of revenues, profits, cash flows, expenses or losses with a third Person or (D) relating to the acquisition or disposition of any business, amount of capital stock or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) within the past five (5) years (x) for, in each case, aggregate consideration of more than $100,000 or (y) that contains continuing representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations);

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than (A) accounts receivable and payable in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business, and (C) obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(v) any (i) Contract that, with respect to the twelve (12) months ended December 31, 2017, represented payment by the Company and its Subsidiaries under such Contract of more than $100,000, other than any Employee Plans and Leases; and (ii) Contract that, with respect to the twelve (12) months ended December 31, 2017, represented receipt by the Company and its Subsidiaries under such Contract of more than $100,000;

(vi) any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement) with any employee, consultant or independent contractor of the Company or its Subsidiaries providing for an annual compensation in excess of $200,000 that is not terminable on an at-will basis by the Company or any of its Subsidiaries without cost or other liability, except for amounts earned prior to the time of termination, and any Contract with any director or officer of the Company or its Subsidiaries, or any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock or Company Series B Preferred Stock;

(vii) any collective bargaining agreement, neutrality agreement, labor or other similar agreement of any kind with a union, works council, labor organization or employee representative group with respect to any of the employees of the Company or any of its Subsidiaries;

(viii) any Contract with any employee leasing or staffing company by which such employee leasing or staffing company’s employees provide services to the Company or any of its Subsidiaries;

(ix) any employment agreement with, or any agreement or arrangement that contains any guaranteed compensation, equity commitments, severance pay or post-employment liabilities or obligations of (A) the Company or any of its Subsidiaries to (B) any current or former employee of, consultant to, or contractor engaged by the Company or any of its Subsidiaries;

(x) any Contract providing for indemnification of any director, officer or employee by the Company or any of its Subsidiaries (other than standard indemnification agreements on the Company’s form filed with the SEC);

(xi) any Contract providing for the settlement of any Legal Proceeding (including any threatened Legal Proceeding) entered into in the three (3) year period prior to the date of this Agreement providing for cash payments in excess of $100,000 or pursuant to which the Company has continuing obligations;

(xii) any Contract with any Governmental Authority;

(xiii) any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, would reasonably be expected to, either alone or in combination with any other event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) result in any increase in the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of any payment, vesting or funding of any such benefit or compensation to any such director, employee or independent contractor;

(xiv) any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, would reasonably be expected to, either alone or in combination with any other event, be in default (including with notice or lapse of time or both), result in any payment or benefit becoming due or payable, or required to be provided, to any Person (other than any director, employee or independent contractor of the Company or any of its Subsidiaries) or give rise to, trigger or accelerate any rights or obligations (whether of termination, cancellation, amendment or otherwise) of the Company or any of its Subsidiaries or such other Person, or require any notice, consent, waiver or payment of a penalty to or by the Company or any of its Subsidiaries or such other Person;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries licenses to or licenses from any third party any Intellectual Property Rights that are material to the conduct of the business of the Company and the Subsidiaries of the Company as currently conducted (other than any non-customized commercial off-the-shelf software licensed by the Company or its Subsidiaries with an annual license fee of less than $50,000);

(xvi) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess of $100,000; and

(xvii) any Contract (or group of related Contracts) providing for the purchase or sale of products or services by the Company or any of its Subsidiaries in excess of $100,000.

(b) True and complete copies of all Material Contracts disclosed in Section 3.12(a) of the Company Disclosure Letter have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c) As of the date of this Agreement, each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and the Company (and/or each Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto has performed all material obligations required to be performed by it under each Material Contract, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company any other party thereto, or result in a right of termination thereof, or cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for any party thereunder. As of the date of this Agreement, there are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract. During the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any notice of termination (in whole or in part) in respect of any Material Contract, nor to the Knowledge of the Company has any party to any Material Contract threatened to terminate any such Material Contract.

3.13 Real Property.

(a) The Company does not own, and has never owned, any real property.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company has made available to Parent complete and accurate copies of each of the Leases.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of Leased Real Property.

(d) To the Knowledge of the Company, no Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed to the Company or any of its Subsidiaries. All Leases are in full force and effect, and neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default under any Lease, and no event has occurred which, with the giving of notice or passage of time, would constitute such a default by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto.

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in combination with any other event, result in any payment (whether of cash or other benefit) to another Person or give rise to, trigger or accelerate any rights or obligations (whether of termination, cancellation or otherwise) of the Company or any of its Subsidiaries or such other Person under, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, in each case, any Lease.

3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and tangible assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as has not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of items of Registered Intellectual Property Rights that are Company Intellectual Property Rights (“Company Registered Intellectual Property Rights”) that accurately identifies: (i) each item in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item has been registered or filed and the applicable registration or serial number of such registration and the current status of such registration; (iii) any other Person that has an ownership interest in such item and the nature of such ownership interest; and (iv) each of the products or services of the Company or any of its Subsidiaries that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that are, to the Knowledge of the Company, expected to embody, utilize, or be based upon or derived from) such item. Section 3.15(a) of the Company Disclosure Letter also sets forth a list of items of unregistered Intellectual Property Rights that are Company Intellectual Property Rights (“Company Unregistered Intellectual Property Rights”) material to the business of the Company, the list of items accurately identifying: (i) unregistered copyrightable works and copyrights, including product manuals, white papers, marketing notes, technical notes, design documents, test documents, policies, and similar Works of Authorship from which rights arise out of, or are associated with, including rights granted under the Copyright Act; (ii) unregistered trademarks, service marks, logos, trade names, corporate names, symbols, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing which are in use such as product names and slogans; and (iii) source code, object code and executables that are commercially sold or distributed as a product or service of the Company or any of its Subsidiaries. Except as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement, the Company has no Knowledge of any information, materials, facts or circumstances that would render any material item of Company Registered Intellectual Property Rights or Company Unregistered Intellectual Property Rights invalid or unenforceable. With respect to each item of Company Registered Intellectual Property Rights to which the Company in its reasonable business discretion has determined to maintain: all necessary registration, maintenance and renewal fees have been paid, and all necessary documents have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights, except in respect of each of the foregoing, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.15(b) of the Company Disclosure Letter lists as of the date of this Agreement all Contracts material to the business of the Company and its Subsidiaries, taken as a whole, currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries any license to Intellectual Property Rights (each, an “Inbound IP Contract”), or the Company or any of its Subsidiaries has granted to any third Person any license to Intellectual Property Rights (each, an “Outbound IP Contract”) (in each case, other than (A) standard non-disclosure, confidentiality and consulting Contracts entered into in the ordinary course of business); (B) Contracts formed pursuant to one of the Company’s or any of its Subsidiaries’ standard Contracts made available by the Company (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms); (C) Contracts for the non-exclusive resale or distribution of any products or services entered into in the ordinary course of business; and (D) non-exclusive Trademarks licenses granted in connection with marketing, sales representative, resale or distribution Contracts entered into in the ordinary course of business; and (E) non-exclusive software license Contracts granting the Company or any of its Subsidiaries licenses for generally commercially available software, entered into in the ordinary course of business).

(c) The Company or one of its Subsidiaries holds exclusive ownership of all Company Intellectual Property Rights, except as has not been and would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Company or one or more of its Subsidiaries owns all Company Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens. In each case in which the Company or one of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property from any Person as a result of engaging any such Person as a consultant, advisor, employee or independent contractor of the Company or one of its Subsidiaries to independently or jointly conceive, reduce to practice, create or develop any material Company Intellectual Property Rights for or on behalf of the Company or one of its Subsidiaries (each a “Contributor”), the Company or one of its Subsidiaries has obtained exclusive ownership of, by operation of law or by a valid and enforceable assignment sufficient to transfer all of, such Company Intellectual Property Rights, and, as deemed necessary, in the Company’s reasonable business judgment, has obtained from such Contributors a waiver of all non-assignable rights, including of any moral rights, if applicable. To the Knowledge of the Company, no Contributor has expressly retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Contributor for the Company or one of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by, and no Company Registered Intellectual Property

Rights are subject to, any Contract pursuant to which the Company or any of its Subsidiaries grants to any Person a springing license or springing covenant not to sue under any Company Registered Intellectual Property Rights restricting the ability of the Company to or any of its Subsidiaries to use, exploit, assert, license, or enforce such Company Registered Intellectual Property Rights.

(d) The Company and each of its Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of Confidential Information that embodies Company Intellectual Property Rights, and to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Confidential Information that embody Company Intellectual Property Rights by any Person.

(e) To the Knowledge of the Company, as of the date of this Agreement, the conduct of the Company’s and each of its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of a third Person. To the Knowledge of the Company, as of the date of this Agreement, no third Person is misappropriating or otherwise violating the Company Intellectual Property Rights in a manner material to the business of the Company and its Subsidiaries, taken as a whole.

(f) As of the date of this Agreement, there is no and since January 1, 2012 there has not been any Legal Proceeding brought, or to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries is a party brought by a third Person alleging infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person, that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there is no and since January 1, 2012 there has not been any Legal Proceeding brought, or to the Knowledge of the Company, threatened by the Company or any of its Subsidiaries alleging infringement or other violations of Intellectual Property Rights owned by or exclusively licensed by the Company or any of its Subsidiaries, except as has not resulted in and would not reasonably be expected to result in damages by the Company and/or its Subsidiaries in excess of $50,000.

(g) The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use, and the steps taken to comply with the licenses, of Open Source Software, except as would not have a Company Material Adverse Effect, provided however, that the Company and its Subsidiaries do not include software or software components that are subject to a copyleft license in any commercially distributed products or services of the Company or any of its Subsidiaries. As used herein, a “copyleft license” means a license binding the Company or any of its Subsidiaries that requires any derivative works of software also be bound by the same license terms and also be made available in source code form for modification or distribution.

(h) None of the Company or any of its Subsidiaries has received any funding (other than equity funding) from any government or university that has been used by the Company or any of its Subsidiaries to develop any Technology that is necessary for any product or service of the Company or its Subsidiaries, or to develop any material Company Registered Intellectual Property.

(i) The Company and its Subsidiaries currently comply, and at all times have complied, with all Information Laws and have not received any written notice alleging any violation or failure to comply with any Information Law. The consummation of the transactions contemplated hereby will not cause the Company or its Subsidiaries, or, to the Knowledge of the Company, Parent or Acquisition Sub, to violate or fail to comply with any Information Laws. No circumstances exist that could reasonably give rise to any violation or failure of the Company or any of its Subsidiaries to comply with any Information Laws. Without limiting the foregoing:

(i) The Company and its Subsidiaries have established and are in compliance with a written information security program (or programs) covering the Company and its Subsidiaries and all Company Data and Company Information Technology Assets. Such program (or programs) (A) establish and require not less than reasonable and appropriate technical, administrative, and physical safeguards to assure the availability, integrity, security, and confidentiality of the Company Information Technology Assets and all Company Data, and (B) are designed to protect against unauthorized access to, acquisition, use, loss, denial or loss of use, alteration, destruction, compromise, or disclosure of the Company Information Technology Assets or the Company Data.

(ii) Section 3.15(i)(ii) the Company Disclosure Letter sets forth a complete and accurate list of all privacy and information security policies (internal and external) maintained by the Company or its Subsidiaries, and all policies regarding the Processing of Company Data maintained by the Company or its Subsidiaries having provisions addressing privacy or information security, and the dates that each such policy was in place. Such policies comply with all Information Laws and all other applicable Laws. The Company and its Subsidiaries are in compliance with all such policies set forth on or required to be set forth on Section 3.15(i)(ii) the Company Disclosure Letter.

(iii) The Company and its Subsidiaries have obtained all consents required by all Information Laws with respect to the Processing of all Company Data by or on behalf of Company and its Subsidiaries. Neither the execution, delivery, and performance of this Agreement, nor any subsequent transfer of any Company Data in connection with this Agreement, will cause, constitute, or result in a breach or violation of any Information Laws or any such consent. There is no complaint or any investigation, action or other proceeding currently pending against the Company or its Subsidiaries, or to the Knowledge of the Company otherwise pending, by any Person with respect to any Company Data. No circumstances involving the Company or its Subsidiaries exist that, to the Knowledge of the Company, could reasonably give rise to any such complaint or investigation.

(iv) The Company and its Subsidiaries have performed all security risk assessments and audits required by applicable Information Laws (collectively, “Security Risk Assessments”). Section 3.15(i)(iv) the Company Disclosure Letter sets forth a complete and accurate list of each such Security Risk Assessment. The Company and its Subsidiaries have addressed or remediated, as applicable, all threats and deficiencies identified in every Security Risk Assessment in accordance with applicable Information Laws.

(v) There has been no suspected or actual security breach, violation of any security policy, or unauthorized access to, acquisition, use, loss, denial or loss of use, alteration, destruction, compromise, or disclosure of any Company Data or Company Information Technology Assets (a “Security Breach”). The Company and its Subsidiaries have not received any written notice alleging the occurrence of a Security Breach. The Company and its Subsidiaries have not notified and, to the Knowledge of the Company, there have been no facts or circumstances that would require the Company or its Subsidiaries to notify, any other Person of any actual or perceived Security Breach or under any Information Laws.

(vi) The Company and each of its Subsidiaries have at all times complied in all material respects with the requirements established by the United States Department of Commerce in consultation with the European Commission regarding the EU Data Protection Directive in connection with the receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information. The Company and its Subsidiaries have established and each maintain adequate plans and have otherwise taken all adequate measures to ensure that the Company and its Subsidiaries, and the Processing of Personal Information by or on behalf of the Company and its Subsidiaries, will comply with the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”), as applicable, or any Law or Order implementing the GDPR, on its entry into force and effect.

(vii) All Company Information Technology Assets operate in all material respects in accordance with their documentation and functional specifications and are sufficient to support the operation of the business of the Company and its Subsidiaries. All Company Information Technology Assets have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with reasonable industry standards. There are no material problems or defects in any Company Information Technology Assets that prevent or would prevent such Company Information Technology Assets from operating substantially as described in its applicable documentation or specifications. Since the date 36 months before the date of this Agreement, the Company Information Technology Assets have not materially malfunctioned or failed. The Company has provided full access to any and all information, data, and databases documenting any known defects, bugs, problems, or suggested fixes, upgrades, and updates, for Company Information Technology Assets. The Company Information Technology Assets include commercially reasonable disaster avoidance and recovery systems, including systems that allow the Company to the conduct of the business of the Company and its Subsidiaries without any material disruption to, or interruption in, the conduct of the business of the Company and its Subsidiaries.

3.16 Tax Matters.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all Income Tax Returns and all other material Tax Returns required to be filed by any of them, and (ii) have paid, or have adequately reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes (whether or not shown as due on a Tax Return) required to be paid through the Company Balance Sheet Date, except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Subsidiary has set aside or established adequate reserves or accruals in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax beyond the Closing Date (other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business).

(b) No audit of any Income Tax Return or other material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, no written claim has been received by the Company or any of its Subsidiaries within the last three (3) years from any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries (as the case may be) is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter, no power of attorney with respect to Taxes (which remains currently in effect) has been executed or filed within the last five (5) years with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries.

(e) The Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1472, and 3402 of the Code, or any similar provision of foreign, state, or local Law), and has duly and timely withheld and paid over to the appropriate Governmental Authority all material amounts required to be withheld and paid over.

(f) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Except as set forth in Section 3.16(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of another Person, (i) by reason of being party to any Tax sharing, indemnification or allocation agreement (other than any agreement entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), or (ii) is liable for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of its Subsidiaries), as a transferee or successor or otherwise by operation of applicable Tax Laws.

(j) The prices for any material property or material services (or for the use of any material property) provided by or to the Company are arm’s length prices for purposes of all applicable material transfer pricing laws, including material provisions of Treasury Regulations promulgated under Section 482 of the Code.

(k) The Company has made available to Parent the Memorandum provided to the Company by RSM US LLP, dated January 15, 2018, regarding an “IRC § 382 Ownership Change Analysis.” The Company makes no further representation as to the amount of, or limitations on, any Tax attribute (including any net operating losses) that it or its Subsidiaries may have after the Closing Date.

(l) Except as set forth in Section 3.16(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has or will have “subpart F income” as defined in Section 952 of the Code (including any increase thereto under Section 965 of the Code) that is attributable to income or earnings arising in a Tax Period or any portion thereof prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made the election permitted by Section 965(h) of the Code to pay any Tax liability arising under Code Section 965 in installments.

(m) The Company has made available to Parent true, correct and complete copies of (i) all Income and other material Tax Returns filed with any applicable Governmental Authority, and (ii) all statements of deficiencies or proposed adjustments assessed against or agreed to by the Company and/or each of its Subsidiaries that has not been paid or resolved, in each case for any taxable period since January 1, 2013.

(n) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a permanent establishment in any foreign country.

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Employee Plan. For purposes of this Agreement, “Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other material stock option, stock purchase or other equity-based, benefit, profit sharing, savings, retirement, deferred compensation, bonus, employment, consulting, and other similar welfare, “fringe,” or other employee benefit plan, program, agreement, contract, policy or binding arrangement maintained, sponsored or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated), whether written or unwritten and whether or not funded, which would be treated as a single employer with the Company or any of its Subsidiaries for the benefit of any of their current or former employees or directors.

(b) At no time in the previous six (6) years immediately preceding the date of this Agreement has the Company maintained or contributed to, or been a member of a controlled group with an employer that maintained or contributed to, any Employee Plan that is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), (ii) a “pension plan” (as defined in Section 3(2) of ERISA) subject to the funding standards of Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (iii) a “multiple employer plan” (as defined in Section 210(a) of ERISA or Section 413(c) of the Code).

(c) Except as would not have a Company Material Adverse Effect, each Employee Plan has been maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code and the regulations and guidance thereunder.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Employee Plan”) has received a favorable determination or opinion letter from the Internal Revenue Service, to the effect that such Qualified Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.

(e) Except as would not have a Company Material Adverse Effect, there have been no non-exempt prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(f) Except as would not have a Company Material Adverse Effect, each Employee Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code. No Person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 409A of the Code.

(g) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits and appeals of such claims. Except as set forth in Section 3.17(g) of the Company Disclosure Letter, no Employee Plan is currently the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.

(h) No Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar Law.

(i) The Company and its Affiliates have made an offer of affordable minimum essential coverage to their respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse tax consequences thereunder, and neither the Company nor any of its Affiliates is otherwise liable or responsible for any assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the Affordable Care Act or in connection with requirements relating thereto.

(j) Except as has been disclosed in Company SEC Reports, there have been no changes made to any Employee Plan for the benefit of any current director or executive officer, of the Company since January 1, 2016.

(k) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)) would reasonably be expected to (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of any payment, vesting or funding of any such benefit or compensation to any such director, employee or independent contractor.

(l) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations and guidance thereunder. No Person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 of the Code.

3.18 Labor Matters.

(a) The Company has made available to Parent a complete and accurate list, as of the date of this Agreement, of each employee of the Company and its Subsidiaries, and each employee’s annual compensation and at-will employment status. To the Knowledge of the Company, the Company and each of its Subsidiaries has, for purposes of each Employee Plan, correctly classified those individuals performing services for the Company and its Subsidiaries as common law employees, leased employees, or independent contractors of the Company and its Subsidiaries.

(b) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, neutrality agreement, trade union agreement or other agreement concerning the representation of Persons employed by the Company or any of its Subsidiaries (each a “Collective Bargaining Agreement”) with any union, works council, or other labor organization; (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor organization, works council or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; (iv) there is no material strike, lockout, slowdown, picking, refusal to cross picket lines, hand-billing or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against or that may interfere with the respective business activities of the Company or any of its Subsidiaries; (v) there is no material unfair labor practice charge, complaint, labor dispute or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (vi) there is no pending or, to the Knowledge of the Company, threatened action or investigation that has been asserted or instituted against the Company or any of its Subsidiaries by any Person relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, or a consultant).

(c) The Company and its Subsidiaries have complied with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, wage statements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, work authorization, discrimination in employment, layoffs, affirmative action, pay equality, privacy, disability accommodations, workers’ compensation, employee health and safety, and collective bargaining) in all material respects.

(d) The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

3.19 Permits. The Company and its Subsidiaries hold, and are in compliance with the terms of, all permits, licenses, certificates, authorizations, consents and approvals from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), all such Permits are valid and in full force and effect, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except, in each case, for such noncompliance, suspensions or cancellations that has not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and at all times since January 1, 2015 has been, in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries.

(b) Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company and its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, executive, officer, agent, employee, distributor or other Person while acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other federal, foreign or state anti-corruption, anti-bribery Law or requirement applicable to the Company or any of its Subsidiaries, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

3.21 Environmental Matters.

(a) The Company and each of its Subsidiaries are now and since January 1, 2013 have been in compliance with all applicable Environmental Laws, and possess and are now and have at all times since January 1, 2013 been in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, except for such noncompliance or lack of Environmental Permits that has not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries has Released any Hazardous Materials in violation of Environmental Law that requires corrective or remedial action at any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, except for such Release of any Hazardous Materials that has not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries has received from a Governmental Authority any notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no ongoing material corrective action liability or obligation on the part of the Company or any of its Subsidiaries.

(d) Except as have not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

3.22 Litigation. As of the date of this Agreement, there is no, and since January 1, 2015 there has not been any, Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their properties or Assets, or, to the Knowledge of the Company, any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, at law or in equity, in any case, that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or Assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect and all premiums due on such insurance policies have been paid by the Company or its Subsidiaries, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that have not been and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. Since January 1, 2015, neither the Company nor any Subsidiary of the Company has been refused any insurance coverage sought or applied for.

3.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, that are described in the Company SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except for Union Square Advisors LLC there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has made available to Parent a complete and accurate copy of any engagement letter or other Contract between the Company and Union Square Advisors LLC relating to the offer, the Merger or any of the other transactions contemplated by this Agreement.

3.26 Opinion of Financial Advisor. The Company Board has received the written opinion of its financial advisor, Union Square Advisors LLC substantially to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and other matters stated therein the consideration to be received by the holders of shares of Company Common Stock (other than as set forth in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Acquisition Sub). The Company shall, promptly after receipt from Union Square Advisors LLC furnish a complete and accurate written copy of such opinion to Parent solely for informational purposes.

3.27 State Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

3.28 Schedule TO and Schedule 14D-9.

(a) The information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will not, at the time the Schedule TO and the Offer Documents are filed with the SEC or at the time the Schedule TO and the Offer Documents are first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at the time the Schedule 14D-9 is first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their respective Representatives for inclusion or incorporation by reference in the Schedule 14D-9.

3.29 Indebtedness; Dividends. Section 3.29(a) of the Company Disclosure Letter sets forth all Indebtedness of the Company and its Subsidiaries and lists each Contract evidencing or documenting any such Indebtedness, in each case, as of the date of this Agreement. Section 3.29(b) of the Company Disclosure Letter sets forth all accrued and unpaid dividends payable with respect to any shares of Company Capital Stock as of the date of this Agreement.

3.30 Customers and Suppliers. Section 3.30 of the Company Disclosure Letter sets forth a complete and accurate list of the fifteen (15) largest (measured by revenue) customers (each, a “Material Customer”) and the five (5) largest (measured by gross expenditures) suppliers (each, a “Material Supplier”) to the Company for the twelve (12) months ended December 31, 2017. Since January 1, 2018 through the date of this Agreement, (a) no Material Customer or Material Supplier has notified the Company or any of its Subsidiaries that it intends to terminate, cancel, or materially curtail its business relationship with the Company or any of its Subsidiaries, (b) neither the Company nor any of its Subsidiaries has been engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer or Material Supplier and (c) there has been no material change in the pricing or other material terms of its business relationship with any Material Customer or Material Supplier in any material respect adverse to the Company or its Subsidiaries.

3.31 Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by Parent or any of its Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is in violation of any provision of their respective certificates of incorporation or bylaws.

4.2 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act, (d) filings with CFIUS related to obtaining CFIUS Clearance, and (e) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.5 Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.6 Schedule TO and Schedule 14D-9.

(a) The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule TO and the Offer Documents will not, at the time the Schedule TO and the Offer Documents are filed with the SEC and at the time the Schedule TO and the Offer Documents are first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) The information supplied by Parent, Acquisition Sub or any of their respective Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC or at the time the Schedule 14D-9 is first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7 Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Acquisition Sub owns, nor at any time during the last three (3) years has owned, any shares of Company Capital Stock.

4.8 No Stockholder and Management Arrangements. Except for the Tender and Support Agreements or as otherwise expressly authorized by the Company, neither Parent nor Acquisition Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.9 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

4.10 Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement.

4.11 Sufficiency of Funds. As of the Acceptance Time, Parent shall have available cash resources in an aggregate amount that is sufficient to enable Parent and Acquisition Sub to remit payment of (i) the aggregate Common Offer Price for all of the shares of Company Common Stock and the aggregate Preferred Offer Price for all of the shares of Company Series B Preferred Stock validly tendered and not withdrawn pursuant to the Offer, (ii) the aggregate Merger Consideration, and (iii) all amounts necessary to satisfy all of Parent’s or Acquisition Sub’s, or the Surviving Corporation’s, obligations arising under or in connection with this Agreement (including, for the avoidance of doubt, the full repayment and satisfaction of the CIBC Bank Debt) and to pay related fees and expenses.

4.12 Non-Reliance. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Acquisition Sub and their respective stockholders and Representatives, Parent and Acquisition Sub and their stockholders and Representatives have received and may continue to receive after the date of this Agreement (including pursuant to Section 6.6) from the Company and its stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries, and its and their respective businesses and operations. Parent and Acquisition Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them, and that Parent and Acquisition Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders and Representatives, or any other Person, with respect thereto unless any such information is expressly addressed or included in a representation or warranty of the Company contained in Article III of this Agreement. Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company, its Subsidiaries, nor any of their respective stockholders and Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans, unless any such information is expressly addressed or included in a representation or warranty of the Company contained in Article III of this Agreement.

4.13 Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article IV, (a) neither Parent nor Acquisition Sub (or any other Person) makes, or has made, any representation or warranty relating to Parent or Acquisition Sub or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) no Person has been authorized by Parent or Acquisition Sub to make any representation or warranty relating to Parent or Acquisition Sub or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by the Company or any of its Representatives of any of the foregoing as having been authorized by Parent or Acquisition Sub (or any other Person).

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Conduct of Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VII and the Effective Time, each of the Company and each of its Subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use its commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact in all material respects their business, assets and technology and (B) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries, maintain in effect all of their material Permits and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents, including the Certificate of Designation;

(ii) issue, sell, deliver, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, equity bonuses or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement in accordance with the terms thereof as in effect as of the date of this Agreement, (B) the issuance of shares of Company Common Stock upon the vesting or settlement of Company Restricted Stock Awards outstanding as of the date of this Agreement in accordance with the terms thereof as in effect as of the date of this Agreement, (C) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with its terms in effect as of the date of this Agreement, and subject to Section 2.7(g), (D) the issuance of shares of Company Common Stock issuable upon the conversion of any Company Series B Preferred Stock outstanding as of the date of this Agreement in accordance with the terms thereof as in effect as of the date of this Agreement, (E) issuance of shares of Company Common Stock upon the exercise of Company Warrants outstanding as of the date of this Agreement in accordance with the terms thereof as in effect as of the date of this Agreement;

(iii) directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) upon forfeiture or repurchases of Company Securities pursuant to the terms and conditions of Company Options or Company Restricted Stock Awards outstanding as of the date of this Agreement in accordance with the terms thereof as in effect as of the date of this Agreement or (B) in connection with Tax withholdings and net exercise price settlements, as applicable, upon the exercise of Company Options or Company Warrants or upon the vesting of Company Restricted Stock Awards outstanding as of the date of this Agreement in accordance with the terms thereof as in effect as of the date of this Agreement;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for dividends or other distributions made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) (A) incur or assume any long-term or short-term Indebtedness, or amend or modify in any material respect or prepay or refinance any Indebtedness, or issue any debt securities, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of this Agreement, in accordance with the terms and subject to the limitations thereof in effect on the date of this Agreement, (2) loans or advances between the Company and any of its Subsidiaries, or between any of the Company’s Subsidiaries and (3) debt of not more than $100,000 in the aggregate incurred in the ordinary course of business in connection with equipment leases, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) mortgage or pledge any of its or its Subsidiaries’ Assets, tangible or intangible, or create or suffer to exist any Lien thereupon in excess of $100,000 in the aggregate, in each case, other than Permitted Liens, or (D) amend, supplement, modify, cancel, release or assign any Indebtedness of any Person owed to the Company or any of its Subsidiaries;

(vii) except as may be required by applicable Law or the terms of any Employee Plan or Contract as in effect on the date of this Agreement and made available to Parent, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any member of the Company Board or officer or any employee or independent contractor in any manner, (B) increase the salary, bonus or other compensation or benefits payable or to become payable to any member of the Company Board or officer, employee or independent contractor, (C) grant any new type of compensation or benefits not previously provided to any member of the Company Board or officer, employee or independent contractor, or (D) grant or pay, or agree to grant or pay, or increase or modify, or agree to increase or modify, any severance, change in control, retention, or termination pay, or any equity bonus, special bonus or special remuneration, to any member of the Company Board or any officer, employee or independent contractor;

(viii) hire, promote or terminate the employment or services of (other than for cause) any officer, employee or independent contractor of the Company;

(ix) enter into any collective bargaining agreement, neutrality agreement or other labor agreement with any labor organization or works council;

(x) settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceedings that (A) are fully reflected or reserved against in the Company Balance Sheet or (B) do not include any obligation other than the payment of money, which do not exceed $100,000, individually or in the aggregate and which are paid in full prior to the Effective Time, in each case provided that such settlement provides for a complete release of the Company and its Subsidiaries for all claims and does not involve the admission of wrongdoing by the Company or any of its Subsidiaries;

(xi) except as may be required as a result of a Change in applicable Law or in GAAP, make any Change in any of the accounting principles or practices used by it;

(xii) (A) make or Change any Tax election or Tax accounting method (provided that the Company shall not make the election permitted by Section 965(h) of the Code to pay any Tax liability arising under Code Section 965 in installments), (B) settle or compromise any claim, investigation, audit or controversy in respect of any Tax liability, (C) file any amendment to any Tax Return (provided that Parent will not unreasonably withhold, condition or delay its consent to such a filing), (D) enter into any closing agreement relating to any Tax, (E) surrender any right to claim a Tax refund or (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes (other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of Taxes to prevent the assessment or collection of a Tax);

(xiii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person (other than the Company or any of its Subsidiaries) or any equity interest therein, (B) other than non-exclusive licenses of intellectual property to its customers in the ordinary course of business, sell, lease, transfer, license, assign or otherwise dispose of any properties or Assets of the Company or its Subsidiaries having a value in excess of $100,000 individually or in the aggregate (other than to the Company or any of its Subsidiaries), or (C) make any loans or advances to any other Person (other than the Company or any of its Subsidiaries), except for travel or business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or members of the Company Board;

(xiv) (A) enter into or amend in any material respect any Material Contract, or any Contract which if entered into prior to the date hereof would be a Material Contract, other than entry into any Material Contract (or any Contract which if entered into prior to the date hereof would be a Material Contract) with customers in the ordinary course of business consistent with past practice, or (B) terminate, or fail to exercise an expiring renewal option or grant a waiver of a material provision under, any Material Contract;

(xv) make any capital expenditures, individually or in the aggregate, in excess of $100,000; provided, however, the foregoing shall not prohibit or restrict the Company from making or entering into any equipment purchases or leases, of not more than $100,000 in the aggregate, reasonably necessary to provide services under its Contracts with its customers;

(xvi) waive, release or assign any rights or claims or make any payment, directly or indirectly, of any liability of the Company or any of its Subsidiaries having a value in excess of $100,000 individually or in the aggregate, before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xvii) other than non-exclusive licenses of intellectual property to its customers in the ordinary course of business, sell, transfer or license or sublicense any rights in any intellectual property owned by or licensed to the Company or any Subsidiary of the Company or, with respect to any Intellectual Property Rights of the Company or any of its Subsidiaries or any patent or pending patent application that the Company prosecutes or maintains or has the authority to prosecute or maintain, allow or otherwise permit any such intellectual property to become abandoned or otherwise fail to maintain any such intellectual property;

(xviii) (A) acquire any interest in real property or (B) amend, modify or terminate any Lease or enter into any new lease or sublease for any real property;

(xix) create any Subsidiary of the Company or any of its Subsidiaries;

(xx) enter into any new line of business, or form or commence the operations of any joint venture;

(xxi) amend in a manner that adversely impacts the ability to conduct the Company’s or its Subsidiaries’ business, terminate or allow to lapse, in each case, any material Permits of the Company or its Subsidiaries;

(xxii) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies without replacing such policy with substantially comparable coverage; or

(xxiii) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) The Company and its Subsidiaries shall (i) immediately cease and terminate any and all existing discussions or negotiations with any Persons (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) conducted heretofore by the Company, its Subsidiaries or their Representatives with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (ii) immediately terminate access by any third party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, and (iii) promptly following the date hereof request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Persons be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement.

(b) Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VII and the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries not to, and the Company shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers and other employees, Affiliates, investment bankers, attorneys, auditors, accountants and other authorized agents and representatives retained by any of them (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any Representatives or designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, Assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each such case, in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iv) enter into any letter of intent, agreement in principle or Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2(c)) or enter into any Contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (v) approve, support, adopt or recommend any acquisition Proposal or (vi) resolve or agree to do any of the foregoing. It is agreed that any violation of the restrictions set forth in this Section 5.2 by any officer, director, employee or Representative of the Company or any of its Subsidiaries shall constitute a breach of this Section 5.2 by the Company.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, if at any time on or after the date hereof and prior to the Acceptance Time, any Person makes a bona fide, written and unsolicited Acquisition Proposal that did not result from a breach of this Section 5.2 and that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company shall notify Parent in writing of such determination promptly after the Company Board makes such determination (and in any event within 24 hours after making such determination), and the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with such Person, (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, Assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement; provided that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent, and/or (iii) encourage, facilitate or assist any such Acquisition Proposal; provided, however, that in the case of any action taken pursuant to the preceding clauses (i), (ii) or (iii), (A) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, and (B) the Company gives Parent written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person.

(d) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company agrees to enforce, and neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties.

(e) In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly (and in any event within 24 hours) notify Parent of the Company’s or any of its Representatives’ receipt of (i) any Acquisition Proposal, (ii) any request for information, discussion or negotiation or for access to the business, properties, Assets, books, records or other information, or the personnel, of the Company or any of its Subsidiaries that could reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, in each case which notification shall include the material terms and conditions of such Acquisition Proposal, request or inquiry (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed on a reasonably current basis of the status and terms of, and any material developments, discussions or negotiations regarding, any such Acquisition Proposal, request or inquiry (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between such Person (or its Representatives) making such Acquisition Proposal, request or inquiry and the Company (or its Representatives) within 24 hours after receipt thereof.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Acquisition Sub, on the one hand, and (subject to the Company’s rights under Section 6.3) the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the Offer Conditions to be satisfied and cause the conditions to the Merger set forth in Section 2.3(b) to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Offer and the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the

Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to Parent, so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, each of Parent, Acquisition Sub and the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2 Regulatory Approvals.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement, but in no event later than five (5) Business Days following the execution and delivery of this Agreement. Parent and the Company shall each request early termination of the waiting period provided for in the HSR Act. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws or Orders with respect to any such filing, (ii) supply outside counsel for the other party with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any other Governmental Authority, and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, to obtain any required consents under any other Laws applicable to the Offer and/or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any applicable Laws or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority (except CFIUS) or Person may assert under any applicable Laws or Orders with respect to the Offer and/or the Merger.

(b) Each party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain CFIUS Clearance. Notwithstanding anything to the contrary contained in this Agreement, such reasonable best efforts shall include promptly making any draft filing required in connection with the CFIUS Clearance in accordance with the DPA, promptly making any final filing in connection with the CFIUS Clearance and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes set forth in the DPA, unless CFIUS agrees in writing to an extension of such timeframes. With respect to Parent, such reasonable best efforts shall also include agreeing to any commercially reasonable condition, restriction or other action required by CFIUS in order to obtain CFIUS Clearance. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies Parent and the Company that CFIUS (i) has completed its review or investigation and determined it has unresolved national security concerns and (ii) intends to send a report to the President of the United States requesting the President’s decision because it either (A) recommends that the President act to suspend or prohibit the Merger, (B) is unable to reach a decision on whether to recommend that the President suspend or prohibit the Merger, or (C) requests that the President make a determination with regard to the Merger (a “CFIUS Turndown”), Parent may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Clearance and neither Parent, Acquisition Sub nor the Company shall have any further obligation to seek CFIUS Clearance.

(c) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other applicable Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request; provided, however, Parent shall not have an obligation to respond or comply if the FTC or the DOJ issues a request for additional information or documentary material under 15 U.S.C. Section 18a(e) (a “Second Request”) in connection with the transactions contemplated by this Agreement; provided, further, that Parent shall notify the Company in writing within five (5) Business Days of receiving a Second Request whether Parent elects to respond and comply with a Second Request (a “Second Request Notification”) and, to the extent Parent fails to deliver such Second Request Notification within such five (5) Business Day period, a Second Request Notification indicating that Parent has elected not to respond and comply with such Second Request shall be deemed delivered by Parent and the Company may terminate this Agreement pursuant to Section 7.1(i). In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated hereby, (ii) in Parent’s sole discretion in each instance, give outside legal counsel for each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer, the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer, the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide outside legal counsel for the other party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer, the Merger or any other transactions contemplated hereby, (vi) provide outside legal counsel for the other party with copies of all written communications to or from any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated hereby, and (vii) cooperate and provide outside legal counsel for the other party with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Offer Conditions set forth in Sections (ii) and (iii)(A) of Annex B and Section 2.3(b)(i). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. Parent and Acquisition Sub may redact or withhold any information or materials from the other to the extent such information or materials are highly confidential. The parties hereto shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.2 in a manner so as to preserve the applicable privilege. Notwithstanding the foregoing, it is understood and agreed that Parent shall, on behalf of the parties and in consultation with the Company, control and lead all communications and strategy relating to any investigation or other inquiry that may arise in connection with any Antitrust Laws matters addressed in this Section 6.2, provided that, for the avoidance of doubt, the Company shall not consent or agree to extend the waiting period under any Antitrust Law or enter into any agreement with any Governmental Authority with respect to the transactions contemplated by this Agreement without the prior written consent of Parent.

(d) Each of Parent, Acquisition Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, Permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, Permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e) For the avoidance of doubt, the obligations of Parent and Acquisition Sub under this Section 6.2 shall not include any obligation on Parent or Acquisition Sub to (i) hold separate, divest, lease, license, transfer, dispose of or otherwise encumber, or cause a third party to purchase, any assets, licenses, operations, rights, product lines and/or any business or interest therein of Parent or the Company or any of their respective Affiliates, or otherwise take or commit to take any action that limits Parent’s or Acquisition Sub’s freedom of action with respect to, or its ability to retain, the Company, or any material portion thereof, or any of Parent’s other assets or business, or agree to any of the foregoing, (ii) commence or participate in litigation in order to obtain any waivers, consents or approvals of any Governmental Authority, lift any injunction, or otherwise eliminate any legal bar to the consummation of the transactions contemplated hereby or (iii) agree to any restrictions of any kind on, or modifications to, any of Parent’s or its Affiliates’ business operations, as determined in Parent’s sole reasonable discretion. The obligations of the Company under this Section 6.2 shall not include any obligation on the Company to commence or participate in litigation in order to obtain any waivers, consents or approvals of any Governmental Authority, lift any injunction, or otherwise eliminate any legal bar to the consummation of the transactions contemplated hereby.

6.3 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (v) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Acquisition Sub, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Schedule 14D-9, (w) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal, (x) fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of Company Capital Stock within ten (10) Business Days after commencement of such offer, (y) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute, or enter into, any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2) or (z) resolve to take any action described in the foregoing clauses (v) through (y) (each of clauses (v) through (z), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board may effect a Company Board Recommendation Change if the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties, if and only if:

(i) the Company shall have received a Superior Proposal that is first made after the date hereof and did not result from a breach of Section 5.2 or this Section 6.3, in which case the Company Board may effect a Company Board Recommendation Change if and only if: (A) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties; (B) the Company shall have notified Parent in writing of the Superior Proposal, including the material terms and conditions of, and the identity of the Person making, such Superior Proposal and a copy of the form of any related agreements (a “Superior Proposal Notice”) (it being agreed that the Superior Proposal Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (C) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending at 5:00 p.m. Central Time on the fourth (4th) Business Day following the day of such delivery so that the Acquisition Proposal that is the subject of the foregoing notice is no longer a Superior Proposal (it being understood and agreed that with respect to any amendment to the financial terms or any other material amendment to any Acquisition Proposal that is the subject of a previously delivered Superior Proposal Notice, the Company shall have given Parent another notice based on such Acquisition Proposal, as so amended (a “Proposal Amendment Notice”), and shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Proposal Amendment Notice and ending at 5:00 p.m. Central Time on the third (3rd) Business Day following the day of such delivery), and to the extent requested by Parent the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Board Recommendation and not make a Company Board Recommendation Change; and (D) if Parent shall have delivered to the Company during such four (4) Business Day period (or three (3) Business Day period with respect to a Proposal Amendment Notice, if applicable in accordance with clause (C) above) a written, binding and irrevocable offer to modify the terms of this Agreement (which is set forth in a definitive written amendment to this Agreement executed by Parent and Acquisition Sub and delivered to the Company), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice (or Proposal Amendment Notice) continues to be a Superior Proposal; or

(ii) there occurs an Intervening Event, in which case the Company Board may effect a Company Board Recommendation Change if and only if: (A) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties; (B) the Company shall have notified Parent in writing of such Intervening Event, including a reasonable description of the facts underlying such Intervening Event (an “Intervening Event Notice”) (it being agreed that the Intervening Event Notice and any amendment or update to such notice and the determination to so deliver such notice, shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (C) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Central Time on the fourth (4th) Business Day following the day of such delivery (it being understood and agreed that with respect to any material change to the facts and circumstances relating to any Intervening Event that is the subject of a previously delivered Intervening Event Notice, the Company shall have given Parent another notice based on such Intervening Event, and shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such new Intervening Event Notice and ending at 5:00 p.m. Central Time on the third (3rd) Business Day following the day of such delivery), and to the extent requested by Parent, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the company Board to maintain the Company Board Recommendation and not make a Company Board Recommendation Change; and (D) if Parent shall have delivered to the Company during such four (4) Business Day period (or three (3) Business Day period with respect to a new Intervening Event Notice, if applicable in accordance with clause (C) above) a written, binding and irrevocable offer to modify the terms of this Agreement (which is set forth in a definitive written amendment to this Agreement executed by Parent and Acquisition Sub and delivered to the Company), the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still reasonably be expected to be inconsistent with its fiduciary duties.

(b) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties; provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article VII.

6.4 Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.4 shall not apply to any release or announcement made or proposed to be made by (a) the Company pursuant to Section 6.3(a) with respect to a Company Board Recommendation Change or (b) Parent in connection with a response to the issuance by the Company of any release or announcement of the type referred to in clause (a). Parent and the Company agree that the press release announcing the execution of this Agreement shall be a joint release of Parent and the Company.

6.5 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Tender and Support Agreements or any of the transactions contemplated hereby or thereby, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

6.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries, and shall furnish Parent with such financial, operating and other data and information relating to the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that the Company or its outside legal counsel reasonably determines that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, or (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; and provided further, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.6 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements and shall not include the right to perform Phase 1 or Phase 2 environmental assessments or other invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. Nothing in this Section 6.6 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and employees and any person who becomes a director or officer or employee of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”) set forth in Section 6.8(a) of the Company Disclosure Letter, and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporate or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date of this Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of, or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.8(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own legal counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) the Surviving Corporation shall pay all reasonable fees and expenses of any legal counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.8(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance, on terms with respect to the coverage and amounts that are no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligations under this Section 6.8(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year prior to the date hereof (such two hundred and fifty percent (250%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.8(c) of the Company Disclosure Letter); provided, however, that, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to (and Parent shall cause the Surviving Corporation to) maintain a policy that, in the Surviving Corporation’s good faith judgment, provides the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance; provided, however, that the amount paid for such prepaid policy does not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.8(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(e) The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives), unless required by applicable Law. Each of the Indemnified Persons or other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) under this Section 6.8 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent and the Surviving Corporation under this Section 6.8 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Employee Matters.

(a) Unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated no later than ten (10) Business Days prior to the Acceptance Time, the Company Board or the board of directors of its applicable Subsidiaries shall adopt resolutions terminating any and all 401(k) plans maintained by the Company or any such Subsidiary, in each case effective as of the day immediately preceding the Closing Date (the “401(k) Termination Date”). The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to such resolutions. If the 401(k) plan(s) described in this section have been terminated as of the 401(k) Termination Date, Parent shall permit Continuing Employees to roll over their account balances (including loan notes) to a 401(k) plan of Parent or an Affiliate. From and after the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all employment agreements, Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Acceptance Time, provided, however, that nothing in this sentence shall prohibit the Surviving Corporation or its Subsidiaries from amending or terminating, or from causing the Surviving Corporation or its Subsidiaries to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b) For a period of at least one (1) year following the Effective Time, Parent shall provide to, or cause to be provided to, each employee of the Company and its Subsidiaries who is employed by Parent, the Surviving Corporation or an Affiliate as of immediately prior to the Effective Time (each, a “Continuing Employee”) an annual base salary or an hourly wage rate, as applicable, that is not less than that provided to such Continuing Employee by the Company of its Subsidiaries immediately prior to the Effective Time.

(c) Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates shall treat, and shall cause each employee benefit plan, program, arrangement, agreement, policy or commitment sponsored or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time and in which any Continuing Employee (or the spouse, domestic partner or any dependent of any Continuing Employee) participates or is eligible to participate (each, a “Parent Benefit Plan”) to treat, for all purposes (including eligibility to participate, vesting and level and accrual of benefits, other than accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA), all service with the Company or any of its Subsidiaries (and predecessor employers to the extent that the Company, its Subsidiary or any Employee Plan provides past service credit) as service with Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates. Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates shall also cause each Parent Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Employee Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Plan during the plan year of such Employee Plan in which occurs the later of the Closing Date and the date on which the Continuing Employee begins participating in such Parent Benefit Plan.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their Subsidiaries to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 6.9, require Parent, the Surviving Corporation or any of their Subsidiaries to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which any of them may maintain, or otherwise. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by the Company or Parent or their respective Subsidiaries.

6.10 Rule 14d-10 Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities (collectively, the “Covered Securityholders”). The Compensation Committee of the Company Board (the “Company Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Company Compensation Committee on or prior to the date of this Agreement, (2) the treatment of the Company Options and Company Restricted Stock Awards, as applicable, in accordance with the terms set forth in this Agreement, and (3) the terms of Section 6.8 and Section 6.9, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

6.11 Obligations of Acquisition Sub. Parent shall cause Acquisition Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Acquisition Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Acquisition Sub of each of the covenants, obligations and undertakings required to be performed by Acquisition Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Acquisition Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Acquisition Sub in the first instance. The guarantee described in the preceding sentence is a guarantee of payment and performance, and not of collection. As applicable, references in this Section 6.11 to “Acquisition Sub” shall also include the Surviving Corporation following the Effective Time.

6.12 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VII and the Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the Offer Conditions set forth in Sections (iii)(B) and (iii)(C) of Annex B to fail to be satisfied at the then scheduled expiration of the Offer; provided that no such notification in and of itself shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder, (ii) of any notice or other communication received by the Company or any of its Affiliates from any Governmental Authority in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the Consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, and (iii) any Legal Proceeding commenced or threatened in writing against the Company, relating to or involving the Offer, the Merger or the other transactions contemplated hereby; provided, however that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.12(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware (i) that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, that no such notification in and of itself shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder, (ii) of any notice or other communication received by Parent, Acquisition Sub or any of their respective Affiliates from any Governmental Authority in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the Consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, and (iii) any Legal Proceeding commenced or threatened in writing against Parent or Acquisition Sub, relating to or involving the Offer, the Merger or the other transactions contemplated hereby; provided, however that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.12(b).

6.13 Certain Litigation. The Company shall promptly notify Parent in writing of any litigation commenced after the date of this Agreement against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. The Company shall not settle any such litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

6.14 Bridge Loan. From and after the date of this Agreement, Parent and the Company shall negotiate in good faith for the provision by Parent of loans to the Company in an amount up to $500,000 per month, as may be reasonably necessary to satisfy the Company’s ongoing working capital requirements, such loans to begin being made on the date that is ninety (90) days following the date of this Agreement, except as prohibited by applicable Law, and otherwise on commercially reasonable terms.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and (x) the Offer may be abandoned at any time prior to the Acceptance Time and (y) the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Acquisition Sub and Guarantor):

(a) by mutual written agreement of Parent and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any shares of Company Common Stock and Company Series B Preferred Stock tendered pursuant to the Offer on or before October 31, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to act has been the principal cause of or resulted in (i) any of the Offer Conditions or conditions to the Merger set forth in Section 2.3(b) having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any shares of Company Common Stock and Company Series B Preferred Stock tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement;

(c) by the Company at any time prior to the Acceptance Time, in the event that (i) the Company is not then in material breach of this Agreement and (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date;

(d) by Parent at any time prior to the Acceptance Time, in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement and (ii) the Company shall have breached or otherwise violated any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the Offer Conditions set forth in Sections (iii)(B) and (iii)(C) of Annex B are not capable of being satisfied by the Termination Date;

(e) by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal in accordance with Section 6.3(a)(i); provided the Company shall have (i) concurrently with the termination of this Agreement entered into a definitive agreement with respect to such Superior Proposal, (ii) otherwise complied with all provisions of Sections 5.2 and 6.3, and (iii) concurrently with the termination of this Agreement paid Parent the Termination Fee payable to Parent pursuant to Section 7.3(b)(ii); or

(f) by Parent at any time prior to the Acceptance Time, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(f) in respect of a Company Board Recommendation Change shall expire ten (10) Business Days after the first date upon which the Company notifies Parent that the Company has made such Company Board Recommendation Change, (ii) a tender or exchange offer for Company Common Stock and Company Series B Preferred Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock or Company Series B Preferred Stock into such tender or exchange offer, or (iii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof to have violated or breached) in any material respect any provision of Section 5.2 or Section 6.3;

(g) by Parent or the Company, if any Governmental Authority of competent jurisdiction in the United States has (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of permanently prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (ii) issued or granted any final and non-appealable Order that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of permanently prohibiting or otherwise preventing the consummation of the Merger in the United States;

(h) by either Parent or the Company, if there shall have been a CFIUS Turndown; or

(i) by the Company if Parent delivers, or is deemed pursuant to Section 6.2(c) to have delivered, to the Company a Second Request Notification indicating that Parent has elected not to respond and comply with a Second Request.

7.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at Law or in equity. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that any failure of Parent or Acquisition Sub to satisfy its obligation to accept for payment or pay for Company Common Stock and Company Series B Preferred Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Section 2.3(b), will be deemed to constitute an intentional and material breach of a covenant of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees payable pursuant to the HSR Act or any other Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.

(b) Company Payments.

(i) The Company shall pay to Parent $4,454,040 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the consummation of any Acquisition Proposal described below, in the event that: (A) this Agreement is terminated by Parent pursuant to Section 7.1(b) (unless the Company would have at such time been entitled to terminate this Agreement pursuant to Section 7.1(c) but for such termination by Parent pursuant to Section 7.1(b)) or by the Company pursuant to Section 7.1(b); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(b), an Acquisition Proposal shall have been made to the Company Stockholders or otherwise publicly announced or shall have become publicly disclosed; and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(b), (1) the Company enters into a definitive agreement in respect of any Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (B) above) and the transactions contemplated by such Acquisition Proposal are subsequently consummated or (2) the transactions contemplated by any Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (B) above) are consummated.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the termination of this Agreement as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such termination.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Liquidated Damages. Each of the Company, Parent and Acquisition Sub acknowledges and agrees that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) in the event that Parent shall receive the Termination Fee, none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis of the termination of this Agreement triggering the payment of such Termination Fee, provided that nothing in this Section 7.3(d) shall relieve the Company from any liability or damages resulting from any knowing and intentional breach of this Agreement prior to such termination, in accordance with clause (b) of Section 7.2, and (iv) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in this Section 7.3, the non-paying shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at equal to the prime rate as published in The Wall Street Journal Eastern Edition, in effect on the date such payment was required to be made, plus two percent (2%), through the date such payment was actually received (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding). The Termination Fee is non-refundable and shall not be offset by or credited against any other payment.

7.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that after the Acceptance Time, no amendment shall be made to this Agreement that causes the Merger Consideration to differ from the Common Offer Price or the Preferred Offer Price, as applicable.

7.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such right, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Definitions. All capitalized terms that are used in this Agreement but not defined herein shall have the respective meanings ascribed thereto in Annex A.

8.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, when used herein, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) When used herein, the word “or” shall be used in the inclusive sense of “and/or.” When used herein, the words “or,” “any” and “either” are not exclusive.

(e) Unless otherwise indicated, the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic mail and electronic media) in a visible form.

(f) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(g) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section, except that, for purposes of any representations or warranties in this Agreement that are made as of a specific date, references to any such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) will be deemed to refer to such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) in effect as of such date.

(j) References to any Person or Governmental Authority include any successor to such Person or Governmental Authority, as applicable.

(k) References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

(l) References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(m) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(n) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(o) When used herein, the word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(p) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(q) Documents or other information or materials will be deemed to have been “made available” by, or “provided to,” the Company only if such documents, information or materials have been (i) posted to the electronic data room maintained by the Company with Donnelley Financial Solutions Venue in connection with the transactions contemplated by this Agreement and to which Parent and Parent’s Representatives have been given, and retain as of the date hereof, access, or (ii) delivered or provided to Parent or its Representatives, in each case, at any time prior to 5:00 p.m. New York time on the date that is one (1) calendar day prior to the date of the execution and delivery of this Agreement.

8.3 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) immediately upon delivery by hand, or (iv) immediately upon delivery by facsimile (with a written or electronic confirmation of delivery) or by e-mail during normal business hours of the recipient on a Business Day or, if delivered outside of normal business hours of the recipient on a Business Day or on a day that is not a Business Day, on the first Business Day thereafter, in each case to the intended recipient as set forth below:

(a)	if to Parent, Acquisition Sub or Guarantor, to:

NICE Ltd.

13 Zarhin Street

P.O. Box 690

4310602 Ra’anana

Israel

Attention: Tali Mirsky

Facsimile No.: +972.9-9742159

E-mail: Tali.Mirsky@nice.com

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Kenneth L. Henderson

                  James M. Attonito

Facsimile No.: (212) 541-1357

E-mail: Kenneth.Henderson@bclplaw.com

              James.Attonito@bclplaw.com

(b)	if to the Company, to:

Mattersight Corporation

200 W. Madison Street, Suite 3100

Chicago, IL 60606

Attention: Dave Mullen

Facsimile No.: (775) 252-9987

E-mail: dave.mullen@mattersight.com

with a copy (which shall not constitute notice) to:

Cooley LLP

980 Interlocken Crescent

Suite 900

Broomfield, CO 80021

Attention: Matthew P. Dubofsky

Facsimile No.: (720) 566-4099

E-mail: mdubofsky@cooley.com

8.5 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that Parent or Acquisition Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, provided such Subsidiary of Parent is a Delaware corporation and that such assignment shall not impair, delay or prevent the consummation of the Merger or otherwise materially impair the rights of the Company under this Agreement or relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Non-Disclosure Agreement, made as of February 8, 2018 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

8.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto, the Tender and Support Agreements and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

8.8 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, expressly or impliedly, confer upon any Person (other than the parties hereto) any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.8, (b) from and after the Acceptance Time, the rights of holders of shares of the Company Capital Stock and other Company Securities to receive the consideration pursuant to the Offer, as set forth in Article I, (c) from and after the Effective Time, the rights of holders of shares of the Company Capital Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II, and (d) this Article VIII in respect of the Sections set forth under the foregoing clauses (a) through (c); provided, however, that only the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of the Company Stockholders in the event of any breach by Parent or Acquisition Sub of this Agreement prior to the Acceptance Time.

8.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Remedies.

(a) Subject to Sections 7.3(b) through (d), and except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and to thereafter cause the Merger and the transactions contemplated by this Agreement to be consummated. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 8.10(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10(b) are not available or otherwise are not granted and (y) nothing set forth in this Section 8.10(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10(b) prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.10(b) or anything set forth in this Section 8.10(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.12 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement for and on behalf of itself or any of its properties or assets, in accordance with Section 8.4 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.12 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8.13 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.14 Company Disclosure Letter Matters.

(a) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract, or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(b) The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but, in the case of this clause (ii), only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

8.15 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, including by email or facsimile, it being understood that all parties need not sign the same counterpart.

8.16 Guarantee.

(a) As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Guarantor hereby unconditionally guarantees (the “Guarantee”) full performance and payment by Parent and Acquisition Sub of each of the covenants, obligations and undertakings required to be performed by Parent or Acquisition Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Parent or Acquisition Sub shall also be deemed to be a breach or default of Guarantor, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Guarantor, Parent and Acquisition Sub in the first instance. The Guarantee is a guarantee of payment and performance, and not of collection.

(b) Guarantor represents and warrants to the Company that (i) Guarantor is an entity duly organized, validly existing and in good standing under the Laws of the State of Israel, (ii) has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement and the performance of the Guarantee by Guarantor have been duly authorized by all necessary corporate or similar action on the part of Guarantor, and no additional corporate or similar proceedings on the part of Guarantor are necessary to authorize the execution and delivery of this Agreement or the performance of the Guarantee by Guarantor and (iv) the execution, delivery and performance by Guarantor of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of, any applicable Law or agreement binding upon Guarantor, nor require Consent of any Governmental Authority, except in each case as would not impact Guarantor’s ability to perform or comply with its obligations hereunder in any material respect. None of Guarantor, Parent or Acquisition Sub, nor any of their Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with Guarantor or the Guarantee, except as expressly set forth in this Section 8.16, and such Persons hereby expressly disclaim any such other representations or warranties.

(c) The provisions of Section 7.3(a) and Article VIII will be deemed to be applicable to this Section 8.16, and for the purposes of such provisions, Guarantor shall be considered a “party.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

NICE SYSTEMS, INC.

By:	/s/ Barak Eilam

Name:	Barak Eilam

Title:	Director

By:	/s/ Beth Gaspich

Name:	Beth Gaspich

Title:	Director

NICE ACQUISITION SUB, INC.

By:	/s/ Yaron Hertz

Name:	Yaron Hertz

Title:	President

By:	/s/ Jeff Levenberg

Name:	Jeff Levenberg

Title:	Secretary

Solely for purposes of Section 8.16:

NICE LTD.

By:	/s/ Barak Eilam

Name:	Barak Eilam

Title:	Chief Executive Officer

By:	/s/ Beth Gaspich

Name:	Beth Gaspich

Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

MATTERSIGHT CORPORATION

By:	/s/ David B. Mullen
Name: David B. Mullen
Title: Chief Financial Officer and Senior Vice President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CERTAIN DEFINED TERMS

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the execution and delivery of this Agreement relating to a potential acquisition of, or business combination with, the Company or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case, containing provisions that require any counterparty thereto (and any of its Representatives described therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its Representatives described therein) than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Capital Stock representing more than fifteen percent (15%) of the shares of Company Capital Stock (on an as-if converted to Company Common Stock basis) outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the shares of Company Capital Stock (on an as-if converted to Company Common Stock basis) outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Capital Stock representing more than fifteen percent (15%) of the shares of Company Capital Stock (on an as-if converted to Company Common Stock basis) outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution, extraordinary dividend or other winding up of the Company; or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” means any day, other than a Saturday, Sunday and any day on which banking institutions located in the State of Illinois, New York City or Israel are authorized or required by Law or other governmental action to close.

“Certificate of Designation” means the Company’s Certificate of Designation of Company Series B Preferred Stock filed with the Secretary of State of the State of Delaware.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Clearance” means (i) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) calendar days from the date the President received such report from CFIUS.

“CIBC Bank” means CIBC Bank USA f/k/a The PrivateBank and Trust Company.

“CIBC Bank Debt” means all obligations and liabilities of the Company and its Subsidiaries arising under or in connection with that certain Loan and Security Agreement, dated as of June 29, 2017, by and between CIBC Bank and the Company (as the same may have been modified, amended, or supplemented from time to time), including all interest, prepayment premiums, penalties, and other fees and expenses required to satisfy all such obligations and liabilities.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2017.

“Company Balance Sheet Date” means December 31, 2017.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Series B Preferred Stock.

“Company Data” means data or information collected, used, disclosed, transferred, transmitted, stored, managed, controlled, hosted, disposed of, retained, processed, analyzed, or otherwise handled by or on behalf of the Company or its Subsidiaries, including any third parties acting on behalf of the Company or its Subsidiaries.

“Company ESPP” means the Company’s 1999 Employee Stock Purchase Plan (as amended and restated effective February 16, 2016).

“Company Information Technology Assets” means all systems, networks, devices or equipment enabling or relating to the collection, use, disclosure, transfer, transmission, storage, management, control, security, hosting, disposal, retention, processing, analysis, or other handling of data, information, or content, including all software operating on or in connection with such systems, networks, devices, or equipment, used or held for use by or on behalf of the Company or its Subsidiaries, including those systems, networks, devices or equipment of any other Person utilized by or on behalf of the Company or its Subsidiaries.

“Company Intellectual Property Rights” means Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially impair or materially delay the ability of the Company to consummate the Offer or the Merger; provided, however, that in the case of clause (a), no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or Changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) general conditions (or Changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) Changes in interest rates in the United States or any other country or region in the world and Changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) general conditions (or Changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) general political conditions (or Changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) Changes after the date hereof in Law or other legal or regulatory conditions (or the interpretation thereof) or Changes after the date hereof in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with suppliers of the Company or any of its Subsidiaries, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its suppliers, but excluding (1) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, distributors or other business partners (other than suppliers) of the Company or any of its Subsidiaries, and (2) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, distributors or other business partners (other than suppliers);

(viii) any actions taken or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested, or compliance with the express terms of, or the taking of any action expressly required or contemplated by, this Agreement, or the failure to take any action expressly prohibited by this Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor pursuant to Section 5.1;

(ix) Changes in the per share price of the Company Common Stock or the trading volume of the Company Common Stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such Changes or failures, unless such Changes or failures would otherwise be excepted from this definition); and

(x) any Legal Proceedings made or brought by any of the Company Stockholders (on their own behalf ) against the Company arising out of the Offer or the Merger,

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries primarily operate.

“Company Options” means any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Restricted Stock Awards” means any restricted stock awards outstanding under any of the Company Stock Plans.

“Company Stock Plans” means the Company’s 1999 Stock Incentive Plan, as amended through November 5, 2014.

“Company Stockholders” means holders of shares of Company Capital Stock, in their respective capacities as such.

“Company Unvested Restricted Stock Award” means any Company Restricted Stock Award that is not a Company Vested Restricted Stock Award as of immediately prior to the Effective Time.

“Company Vested Restricted Stock Award” means any Company Restricted Stock Award that is vested and outstanding as of immediately before the Effective Time (including any Company Restricted Stock Award, or portion thereof that the vesting of which shall accelerate in connection with the transactions contemplated hereby). For purposes of clarification, for any outstanding Company Restricted Stock Award that is partially vested, only the vested portion of such grant shall be considered a Company Vested Restricted Stock Award, and the unvested portion of such grant shall be considered a Company Unvested Restricted Stock Award.

“Company Warrants” means any warrants to purchase shares of Company Common Stock.

“Contract” means any written or oral contract, subcontract, agreement, commitment, deed, note, bond, mortgage, indenture, lease, license, sublicense or other agreement or arrangement that purports to be legally binding.

“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” means the United States Department of Justice.

“DOL” means the United States Department of Labor.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

“Environmental Law” means any applicable Law relating to (i) Releases or threatened Releases of Hazardous Materials, (ii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, or (iii) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” means all Permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient obtained by dividing (i) the Common Offer Price by (ii) the Guarantor ADS Value.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official and any self-regulatory organization (including Nasdaq) and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Guarantor ADS Value” means the average, rounded to the nearest one ten-thousandth, of the closing sale prices per Guarantor ADS on The NASDAQ Global Select Market for the ten (10) full trading days ended three (3) trading days immediately prior the Effective Time.

“Guarantor ADSs” means the American Depositary Shares, each representing one Guarantor Ordinary Share, of Guarantor.

“Guarantor Ordinary Shares” means the ordinary shares, par value NIS 1.00 per share, of Guarantor.

“Hazardous Materials” means any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other liabilities of any kind with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments, securities, contracts or agreements, (c) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (d) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business), (e) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (f) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds (whether or not drawn), (g) any securitization transaction, (h) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (a) through (g) above of any other Person, and (i) all obligations of the type described in clauses (a) through (h) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed or guaranteed by such Person.

“Information Laws” means all Laws, rules of self-regulatory organizations, published industry standards, requirements of any Contract, or terms of any security or privacy policy, in each case applicable to or binding upon the Company or its Subsidiaries, concerning the confidentiality, nondisclosure, privacy, or security of information or the Processing thereof by or on behalf of the Company or its Subsidiaries.

“Intellectual Property Rights” means all past, present, and future rights in or to any intellectual property which may exist or be created under the laws of any jurisdiction in the world, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the Copyright Act; (ii) rights in, arising out of, or associated with Inventions, including rights granted under the Patent Act; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (iv) trade secret rights in, arising out of, or associated with Confidential Information, including rights granted under the Uniform Trade Secrets Act or Defend Trade Secrets Act; (v) rights in, arising out of, or associated with internet domain name registrations; (vi) other intellectual property and related proprietary rights; (vii) any similar, corresponding or equivalent rights to any of the foregoing under any foreign jurisdiction; and (viii) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (viii) above.

“Intervening Event” means any Change that is material to the Company and its Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement), and (ii) does not involve or relate to (A) the receipt, existence or terms of an Acquisition Proposal or (B) any changes in the market price or trading volume of Company Common Stock, in and of itself (it being understood that any Change giving rise or contributing to such change may be taken into account).

“IRS” means the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge, after reasonable inquiry, of any of the individuals listed in Section 8.1(a) of the Company Disclosure Letter.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any action, lawsuit, litigation, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, and any other analogous arbitration, mediation or other proceeding.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq” means The Nasdaq Global Market.

“Open Source Software” means any software commonly known “open source” that is distributed pursuant to a license that (i) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (ii) requires the licensee to distribute the software or any portion thereof for free, (iii) otherwise may require disclosure, licensing, or attribution to any third party of any source code with which such software component is used or compiled, (iv) requires that derivatives of such software be distributed for free or in source code form, including, without limitation, software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), or (v) is subject to a copyleft obligation, restriction or license.

“Order” means any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date hereof, in accordance with GAAP, as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens relating to obligations as to which there is no default that are not yet due or delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated balance sheet of the Company and its Subsidiaries in its Annual Report on Form 10-K with respect to the period ended December 31, 2017 in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (iii) statutory Liens imposed by applicable Law (other than Tax Law) with respect to a liability which is not yet due and for which appropriate reserves have been established on the consolidated balance sheet of the Company and its Subsidiaries in its Form 10-K with respect to the period ended December 31, 2017 in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) recorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions, zoning, building and other similar codes or restrictions, and matters that would be disclosed by a survey of leased or owned real property, but only if the same are not being violated by the current use of such real property or the operation of the business of the Company and its Subsidiaries; (vii) mortgages, pledges, or Liens in favor of CIBC Bank securing the CIBC Bank Debt; (viii) Liens or encumbrances imposed on the underlying fee interest in Leased Real Property; (ix) any other Liens that have been incurred or suffered in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not be reasonably expected to materially detract from the value, or materially interfere with any present use, of such property or assets; (x) statutory, common law or contractual Liens of landlords; and (xi) Liens described in Section 8.1(b) of the Company Disclosure Letter.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Process” means receive, collect, create, use, handle, disclose, transfer, transmit, store, manage, control, host, dispose of, retain, analyze, or otherwise process.

“Personal Information” means any data or information that, alone or in combination with any other data or information, could be used to reasonably identify any Person, including all other data or information (regardless of whether it alone can be used to identify any Person) that is associated with any of the foregoing.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal for an Acquisition Transaction, which did not result from a breach by the Company of Section 5.2, on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, (i) would be more favorable to the Company Stockholders (in their capacity as such) than the Offer and the Merger (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”

“Tax” means any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means any report, return, declaration, claim for refund, or information return or statement required to be filed with respect to Taxes with any Governmental Authority (including any schedule or attachment thereto, and including any amendment thereof).

“Technology” means all technology, regardless of form, in whole or in part, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) information that is not generally known or readily ascertainable through proper means, including algorithms, customer lists, ideas, designs, schematics, netlists, RTL coding, design rules, test methodologies, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

ANNEX B

OFFER CONDITIONS

Capitalized terms used in this Annex B but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex B is a part.

(i) there has been validly tendered and not withdrawn in accordance with the terms of the Offer, that number of shares of Company Common Stock and Company Series B Preferred Stock which, together with the shares of Company Common Stock and Company Series B Preferred Stock then beneficially owned by Parent and Acquisition Sub (if any) (excluding shares of Company Common Stock or Company Series B Preferred Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary Agent pursuant to such procedures), represent at least a majority of the outstanding shares of Company Capital Stock, voting together as a single-class on an as-if converted to Company Common Stock basis (the “Minimum Condition”);

(ii) any waiting period (and extensions thereof) applicable to the consummation of the Offer and the Merger under the HSR Act has expired or been terminated;

(iii) none of the following has occurred:

(A) any Governmental Authority of competent jurisdiction in the United States has (1) enacted, issued or promulgated any Law that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (2) issued or granted any Order that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(B) (1) any of the representations and warranties set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Corporate Power; Enforceability), 3.3 (No Vote Required), 3.25 (Brokers) and 3.27 (State Anti-Takeover Statutes) (collectively, the “Fundamental Representations”) were not true and correct in all material respects as of the date of this Agreement or were not true and correct in all material respects as of the Acceptance Time with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all material respects as of such specified date); (2) the representations and warranties set forth in Sections 3.6(a), 3.6(b), 3.6(c), 3.6(d), 3.6(e), 3.6(f), and 3.6(g) (Company Capitalization) (the “Capitalization Representation”) were not true and correct as of the date of this Agreement or were not true and correct as of the Acceptance Time with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be so true and correct as of such specified date), except for any de minimis inaccuracies; or (3) any of the representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations or the Capitalization Representation), disregarding any “materiality,” “Company Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties, were not true and correct as of the date of this Agreement or were not true and correct as of the Acceptance Time with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except in the case of this clause (3), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be so true and correct as of the date of this Agreement, as of the Acceptance Time or as of the specified date in the representation or warranty have not had and would not reasonably be expected have a Company Material Adverse Effect;

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(C) the Company has not performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the scheduled expiration of the Offer;

(D) following the execution and delivery of this Agreement, there shall have occurred a Company Material Adverse Effect;

(E) this Agreement has been properly and validly terminated in accordance with its terms;

(iv) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in clauses (iii)(B) through (D) above;

(v) CFIUS Clearance shall have been obtained; and

(vi) the Company shall have obtained written consent to the Offer and the Merger from each third party set forth on Section A of the Company Disclosure Letter, in each case in form and substance reasonably satisfactory to Parent.

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